                                                                    EXHIBIT 10.1





                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of May 25, 1994, is by and among JPS Textile Group, Inc., a Delaware corporation ("JPS"), JPS Auto Inc., a Delaware corporation ("Auto"), JPS Converter and Industrial Corp., a Delaware corporation ("C&I" and, hereinafter, JPS, Auto and C&I are sometimes referred to individually as "Seller" and collectively as "Sellers"), JPS Automotive Products Corp., a Delaware corporation ("Purchaser"), and Foamex International Inc., a Delaware corporation ("Foamex" or "Guarantor"), as guarantor of certain of the obligations of Purchaser hereunder.


                             W I T N E S S E T H :


          WHEREAS, JPS owns all of the outstanding capital stock of each of Auto and C&I; and

          WHEREAS, Auto is engaged in the business of manufacturing, designing and selling textiles and specialty textile products for the automotive industry; and

          WHEREAS, C&I is engaged through its synthetic industrial textile division (the "Division") in the business of manufacturing, designing and selling synthetic textile products;

          WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, (i) all of the properties, rights and assets used in the conduct by Auto of its business (the "Auto Business") and (ii) all of the properties, rights and assets used in the conduct by the Division of its business (the "Division Business" and, together with the Auto Business, the "Business"), in each case other than the Excluded Assets (as hereinafter defined), upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, prior to the Closing Date, a partnership beneficially owned by Foamex will own all of the outstanding capital stock of Purchaser; and

          WHEREAS, in connection with the sale of, and in order to induce Sellers to sell, the Business to Purchaser pursuant to this Agreement, Foamex has agreed to guarantee certain obligations of Purchaser hereunder as more fully set forth herein;

          NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          1.1 Defined Terms. Unless otherwise defined herein, the following terms as used herein shall have the following respective meanings:

          "Ancillary Agreements" means the other agreements, instruments and documents to be executed by Sellers or Purchaser or their respective Affiliates, as the case may be, in connection with this Agreement, including, without limitation, the limited warranty deeds, the Bill of Sale, the Lease Assignment and Assumption Agreement, the Personal Property Lease Assignment and Assumption Agreement, the Dunean Reciprocal Easement Agreement, the Services Agreement and the Sublease Agreement.

          "Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

          "Assumed Liabilities" shall have the meaning assigned to such term in Section 2.1(b) hereof.

          "Benefit Plans" means any "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, disability, retirement, deferred compensation, bonus, stock purchase, stock option, hospitalization, medical insurance, life insurance and educational assistance programs, maintained for the benefit of or to which contributions are made, or have been made, on behalf of current or former employees of Sellers or Cramerton whether or not listed in
Schedule 4.16(a).

          "Bills of Sale" means one or more Bills of Sale made as of the Closing Date by Sellers substantially in the form of Exhibit A hereto.

          "Books and Records" means all books and records relating to the Business or pertaining to the Transferred Assets and the customers and suppliers thereof.

          "CIT Agreement" means that certain Loan and Security
Agreement, dated as of October 30, 1991, as amended on June 26,

1992, December 22, 1992 and August 6, 1993, and as further amended with the consent of Foamex subsequent to the date hereof, between C&I and the CIT Group/Equipment Financing, Inc. ("CIT").

          "Closing Date" means the date which is the fifth business day after all the conditions to Closing set forth in Articles VII and VIII have been satisfied or waived, or such other date as Guarantor and Sellers shall mutually agree.

          "Closing Statement" means the audited statement of Transferred Assets and Assumed Liabilities, which shall also set forth therein the Net Assets of Auto and the Division (which includes JPS's ownership interest in CMC) as of the Closing Date, prepared in accordance with GAAP as consistently applied by Sellers on the same basis as and in accordance with the same accounting principles applied by Sellers in preparing the January 29, 1994 Balance Sheet.

          "CMC" means Cramerton Management Corp., a Delaware corporation.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contaminant" means any substance, material or waste whether in a solid, liquid or gaseous state which is regulated by any Governmental Agency of or within the United States or by any other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea, formaldehyde and polychlorinated biphenyls.

          "Contract Rights" means all of the rights, duties and obligations of each Seller under the contracts and commitments set forth on Schedule 4.6 hereto and all of Sellers' right, title and interest in and to (i) all contracts, agreements, leases, notes, purchase orders, sales orders and other commitments of Sellers relating primarily to the Business and (ii) all security and other deposits made by Sellers with respect thereto.

          "Covered Employees" means all (a) current or former employees of the Business or Cramerton listed on Schedule 1.1(a) hereto (i) who participate in any of the plans listed on Schedule 4.16(a) or (ii) who are eligible to participate and are within the enrollment period of any of the plans listed on Schedule 4.16(a) as of the Closing Date, (b) any Employee who is offered but does not accept employment pursuant to Section 6.3(a), and (c) any current or former employee of the Business or Cramerton (i) who is first hired in the ordinary course by the Business or Cramerton after May 11, 1994 and (ii) who participates or is eligible to participate and is within the enrollment period of any of the plans listed on
Schedule 4.16(a) as of the Closing Date. The parties agree that any beneficiaries and dependents of Covered Employees are deemed Covered Employees without being listed on Schedule 1.1(a).

          "Cramerton" means Cramerton Automotive Products, L.P., a Delaware limited partnership, and CMC.

          "Cramerton Agreements" means collectively, (i) that certain Partner Interest Purchase Agreement, dated as of December 2, 1991 (the "Cramerton Purchase Agreement"), by and among Auto, CMC, Seiren U.S.A. Corporation ("Seiren") and Seiren Automotive Textile Corporation, (ii) that certain Amended and Restated Agreement of Limited Partnership of Cramerton Automotive Products, L.P., dated as of December 2, 1991,
(iii) that certain Stockholders' Agreement, dated as of December 2, 1991 (the "CMC Stockholders' Agreement"), by and among CMC, JPS, and Seiren Co., Ltd. and (iv) that certain Consulting Agreement, dated as of December 2, 1991, between Auto and Cramerton Automotive Products, L.P.

          "Cramerton Credit Agreement" means that certain Credit Facility, dated as of June 4, 1993, as amended on April 29, 1994 and as further amended with the consent of Foamex subsequent to the date hereof, between Cramerton and NationsBank of North Carolina, N.A.

          "Cramerton Excluded Liabilities" means (A) any obligation or liability of Cramerton arising on or before the Closing Date to any Affiliate of Sellers except (i) obligations or liabilities which are a part of the Transferred Assets, (ii) to the extent such obligation or liability is reflected on the Closing Statement, and (iii) obligations or liabilities created pursuant to this Agreement or the Ancillary Agreements, (B) any liability of Cramerton for purchase money debt, debt for borrowed money or a guaranty in respect thereof, except to the extent such liabilities are reflected on the Closing Statement,
(C) any liability of Cramerton under any defined contribution or defined benefit plan of Cramerton (prior to the Closing Date) or of the Sellers, except to the extent that any such plan is explicitly assumed or assets are transferred from such plan pursuant to Section
6.3 hereof, (D) any liability for which any Seller is covered by insurance and with respect to Covered Employees any salaried long-term disability, stop-loss medical and voluntary contributory accidental death and dismemberment insurance coverage, pursuant to which any Seller or Covered Employee receives payment of such insurance, but only up to the amount of such payment of insurance coverage, (E) any contingent liability, including any guaranty, which does not arise in the ordinary course of the business and operations of Cramerton, except to the extent reflected on the Closing Statement (it being agreed by Foamex, Purchaser and Sellers that, without limitation, any claim or litigation which is related to employment or a failure to employ any Employee or former employee, such as sexual harassment or discrimination claims, will be considered to have arisen in the ordinary course); (F) any claims for benefits with respect to current or former employees of Cramerton who are not Employees or Covered Employees with respect to any Benefit Plan; (G) any liability or obligation of Cramerton with respect to an employee of Cramerton arising under any Benefit Plan, other than the obligations assumed pursuant to Section 6.3 hereto or with respect to the plans in the form delivered to Foamex and which plans are listed on Schedule 4.16(a) hereto; (H) any liability with respect to any employee other than liability in respect of: (i) an Employee or a Covered Employee and (ii) any claim or litigation which is related to employment or failure to employ, such as sexual harassment or discrimination claims, except in the case of this clause (ii) any Benefit Plans; and (I) Environmental Costs and Liabilities arising out of any Environmental Claim arising from or related to a Release at any real property, other than Cramerton Real Property, at or to which Sellers or Cramerton disposed, transported, treated, stored or arranged to dispose Contaminants prior to the Closing Date (including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal or arranging for disposal of Contaminants).

          "Cramerton Intellectual Properties" means all registrations of trademarks and of other marks and pending applications therefor, all registrations of trade names, brand names, labels or other trade rights and pending applications therefor, all registered user entries and all pending applications for any such registrations or entries; all copyright registrations and pending applications thereof; all United States and foreign patents and pending applications therefor; all other registered and unregistered copyrights and pending applications therefor; and all unregistered trademarks and other marks, trade names and other trade rights and all other ideas and know-how, formulae, treatments, discoveries, improvements, and applications thereof, and all other know-how used in connection with the business of Cramerton, confidential or secret proprietary and technical information, inventions, designs and patterns, whether or not patentable, which are used by Cramerton in connection with the business of Cramerton.

          "Cramerton Permits" means all of Cramerton's licenses, permits, certificates and other public, governmental and private third party authorizations and approvals reasonably necessary to carry on the business of Cramerton as presently conducted.

          "Cramerton Real Property" means the real property relating to the business of Cramerton and owned by Cramerton together with the improvements located thereon.

          "Dunean Reciprocal Easement Agreement" means collectively, that certain agreement dated as of the Closing Date between C&I and Purchaser substantially in the form of Exhibit B-1 hereto.

          "Employees" means all persons listed on Schedule 6.3(a) hereto, or who are hired in the ordinary course of the Business or by Cramerton subsequent to May 11, 1994, and who are employed as current employees, whether active or inactive, of the Business or Cramerton on the Closing Date.

          "Encumbrance" means any lien, mortgage, pledge, security interest, charge or encumbrance of any nature whatsoever or any right or interest whatsoever of any third party, including, without limitation, a lien, claim or other interest of a Governmental Agency or municipality for Taxes, assessments and other such charges.

          "Enjema" means Industrias Enjema, S.A. de C.V., a corporation organized and existing under the laws of the United
Mexican States.

          "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Agency or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Contaminant, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any of the Transferred Assets or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Contaminants in connection with any of the Transferred Assets or any activities or operations thereof; (iii) the violation, or alleged violation, of any Environmental Permit of or from any

Governmental Agency relating to environmental matters connected with any of the Transferred Assets or the Business; or (iv) any violations of any Environmental Law.

          "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Law or order (including, without limitation, any order, consent, decree or agreement with any Governmental Agency).

          "Environmental Laws" means all applicable federal, state, local or foreign laws relating to (i) pollution or protection of the air, surface, water, ground water or soil; (ii) the generation, treatment, storage, use, handling, disposal or transportation of Contaminants; (iii) the Release of or exposure to Contaminants; (iv) natural resources; (v) public or community right-to-know laws; or (vi) employee safety and health including, without limitation, the Comprehensive Environmental Resource, Compensation, and Liability Act (42 U.S.C. # 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. # 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. # 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. # 1251 et seq.), the Clean Air Act (42 U.S.C. # 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. # 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. # 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. # 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. # 201 and # 300f et seq.), the Oil Pollution Act (33 U.S.C. # 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. # 651 et seq.), as such laws have been amended or supplemented from time to time, and all regulations, rules or ordinances duly promulgated pursuant thereto and any analogous state, local or foreign laws.

          "Environmental Lien" means any lien in favor of any Governmental Agency arising under Environmental Laws.

          "Environmental Permit" means any permit, approval, authorization, registration, license, variance or permission required under any applicable Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" means the properties and assets of the Business listed on Exhibit C hereto and which are not being acquired by Purchaser hereunder.

          "Excluded MSBT" means (i) in the case of Sellers, the amount of liability incurred by Sellers for MSBT solely by reason of the sale by Sellers of the Transferred Assets pursuant to this Agreement, and
(ii) in the case of Cramerton, the amount (if any) of liability incurred by Cramerton for MSBT solely by reason of the sale by Sellers pursuant to this Agreement of the limited partnership interest in Cramerton.

          "Final Prospectus" means the prospectus of Purchaser relating to the Senior Notes Offering as first declared effective by the Securities and Exchange Commission and any post-effective amendments or supplements thereto prior to the Closing Date.

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, tools, equipment and other personal property (a) owned by Sellers and (b) used in connection with, or which may be located in, at or upon the Real Property and the Leasehold Estates as of the Closing Date, including all warranties and licenses received from manufacturers and sellers of the aforesaid items to the extent assignable by Sellers to Purchaser and any related claims, credits and rights of recovery with respect to such items.

          "GAAP" means U.S. generally accepted accounting principles applicable to financial statements which omit complete footnotes and schedules, consistently applied throughout the periods involved.

          "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political sub-division thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction. By way of illustration and not by limitation, "Governmental Agency" does not include a citizen or group of citizens of any state, except where a citizen or group of citizens of a state is seeking to recover a penalty or fine payable to a government or Governmental Agency.

          "Hourly Plan" means Hourly Plan as defined in Section
4.16(c).






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          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

          "Intellectual Properties" means all registrations of trademarks and of other marks and pending applications therefor, all registrations of trade names, brand names, labels or other trade rights and pending applications therefor, all registered user entries and all pending applications for any such registrations or entries; all copyright registrations and pending applications thereof; all United States and foreign patents and pending applications therefor; all other registered and unregistered copyrights and pending applications therefor; and all unregistered trademarks and other marks, trade names and other trade rights as identified on Schedule
4.12 hereto, and all other ideas and know-how, formulae, treatments, discoveries, improvements, and applications thereof, and all other know-how used in connection with the Business, confidential or secret proprietary and technical information, inventions, designs and patterns, whether or not patentable, which are used by Sellers in connection with the Business.

          "IRS" means the Internal Revenue Service.

          "Inventory" means all of (i) the inventory held for sale to customers in the ordinary course of the Business, (ii) the raw materials, work in process, finished products, wrapping, supply and packaging items, and similar items relating to the Business and (iii) related claims and rights of recovery with respect to the items listed in clauses (i) and (ii) hereto.

          "January 29, 1994 Balance Sheet" means that certain balance sheet dated January 29, 1994 which is attached hereto as Exhibit E.

          "JPS Mexico" means JPS Mexico Corporation, a Delaware corporation.

          "Lease Assignment and Assumption Agreement" means that certain agreement dated as of the Closing Date among Sellers and Purchaser, substantially in the form of Exhibit F hereto.

          "Leasehold Estates" means all of Sellers' rights and obligations as lessee under the Leases.

          "Leasehold Improvements" means all of Sellers' leasehold improvements situated in or located on the property leased under the Leases.

          "Leases" means all leases or subleases of real property as listed on Schedule 4.3(a) hereto.

          "Legal Proceedings" means any judicial, administrative or arbitral actions, suits or proceedings (public or private), including any investigations, inquiries or proceedings by a Governmental Agency.


          "License Agreement" means that certain License Agreement dated as of the Closing Date between Purchaser and C&I in the form of Exhibit B-2 hereto.

          "Material Adverse Change" or "Material Adverse Effect" means any change in, effect on, or event or condition relating to or concerning the operations, affairs, financial condition, results of operations, assets, liabilities or any other aspect of the Business, including the business of Cramerton, that results in, or is reasonably likely to result in, a material adverse change in the Transferred Assets taken as a whole, or a material adverse effect on the Business, including the business of Cramerton, taken as a whole.

          "MSBT" means the Michigan Single Business Tax.

          "Net Assets" means, for purposes of determining the Purchase Price adjustments set forth in Section 2.3 hereof, the amount of assets in excess of the liabilities of all Transferred Assets and Assumed Liabilities being transferred by Sellers to Purchaser hereunder as reported in JPS's combined balance sheet, determined in accordance with GAAP as consistently applied by Sellers; provided, however, that the following categories of assets and liabilities shall not be a part of Net Assets: (i) the portion of the Seller Credit Agreement which has been allocated to Auto and the Division, along with the related accrued interest and deferred financing fees and expenses; (ii) deferred tax assets or liabilities (other than deferred tax assets or liabilities of JPS Mexico, Enjema and CMC);
(iii) assets and liabilities related to the specific lines of business which were being displaced in the Dunean, South Carolina plant as of March 24, 1994, as disclosed in the Preliminary Prospectus and as adjusted in footnote 1 to the pro forma adjustments included therein;
(iv) liabilities for accrued long-term incentive compensation plans to be paid by JPS, as disclosed in the Preliminary Prospectus and as adjusted in footnote 9 to the pro forma adjustments therein; (v) any purchase accounting adjustments or other adjustments related to the transactions contemplated by this Agreement (including, but not limited to, the Senior Notes Offering and the Purchaser Credit Agreement); (vi) assets or liabilities included in the Closing Statement by virtue of the application of accounting principles, pronouncements or methodologies not applied in connection with the January 29, 1994 Balance Sheet (e.g., liabilities pursuant to SFAS No.
112); and (vii) any assets or liabilities resulting from the fees and expenses of the type set forth in Sections 2.2(b) or 10.8.

          "Owned Real Property" means the real property relating to Auto, the Division or both of them and owned by one or more of the Sellers, together with the improvements located thereon.

          "Permissible Liens" means, with respect to any Transferred Asset, (i) any minor imperfection of title with respect to such asset which does not materially adversely affect the value of such asset or materially interfere with the present use and the continuation of such present use of such asset in the Business, (ii) such covenants, restrictions, easements, encroachments or encumbrances that are not related to mortgages or other financial encumbrances, and any other state of facts, which do not, individually or in the aggregate, materially detract from the value, or, as presently used or occupied, materially interfere with the present occupancy or use of such asset,
(iii) the specified exceptions to title set forth on Schedule 1.1(b) hereto with respect to the applicable Real Property or Leasehold Estate (which Schedule shall indicate those specified exceptions that will be released on the Closing Date), (iv) real estate taxes not yet due and payable, (v) the Encumbrances created by the Dunean Reciprocal Easement Agreement and (vi) with respect to the Cramerton Real Property (A) the Encumbrances created pursuant to the Cramerton Credit Agreement, and (B) that certain Agreement dated March 21, 1988 by and between Burlington Industries and J.P. Stevens & Co. together with all modifications and amendments thereto, true, correct and complete copies of which have been delivered by Cramerton to Foamex.

          "Permits" means all of Sellers' licenses, permits, certificates and other public, governmental and private third party authorizations and approvals reasonably necessary to carry on the Business as presently conducted.

          "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or a government or political subdivision thereof.

          "Personal Property Lease Assignment and Assumption
Agreement" means that certain agreement dated as of the Closing Date among Sellers and Purchaser, substantially in the form of Exhibit H hereto.

          "Personal Property Leases" means all of the leases of personal property listed on Schedule 4.3(b) hereto and all other leases for or relating to any items of personal property used in connection with Auto or the Division which are not required to be scheduled pursuant to Section 4.3(b).

          "Preliminary Prospectus" means the preliminary prospectus of Purchaser dated March 24, 1994 relating to the Senior Notes Offering.

          "Purchase Price" means the consideration received by Sellers for the Transferred Assets as set forth in Section 2.2 hereof.

          "Purchaser Credit Agreement" means the Credit Agreement, dated as of the Closing Date, by and among Purchaser and Citibank, N.A. and Bank of Nova Scotia, the material terms of which are set forth on Exhibit I hereto.

          "Real Property" means real property as defined in Section
4.4.

          "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or on, into, above, out of or beneath any property.

          "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by any Governmental Agency or by any other person under or pursuant to any Environmental Law to (i) clean up, remove, treat, or in any other way address any Contaminant or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring the Transferred Assets, including the assets of Cramerton, and the Business, including the business of Cramerton, into compliance with all Environmental Laws and Environmental Permits.

          "Seller Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of March 18, 1993, as amended from time to time, among JPS, Auto, JPS Carpet Corp., C&I, JPS Elastomerics Corp., the financial institutions party thereto (the "Senior Lenders"), Citibank, N.A., as agent and administrative agent for the Senior Lenders, and General Electric Capital Corporation, in its capacity as co-agent and collateral agent.

          "Senior Notes Offering" means the public offering by Purchaser pursuant to the registration statement on Form S-1

(registration number 33-75510), of up to $180,000,000 aggregate principal amount of its Senior Notes due 2001, the material terms of which are set forth on Exhibit J hereto.

          "Services Agreement" means a mutually acceptable Services Agreement to be entered into prior to the Closing Date between Sellers and Purchaser.

          "Sublease Agreement" means that certain agreement to be dated as of the Closing Date among Purchaser, JPS, C&I and LB Credit attached hereto as Exhibit K, or such lease agreement as shall be reasonably acceptable to such parties.

          "Taxes" means (i) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemploy-ment, disability, real property, personal property, registration, ad valorem, value-added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto and (ii) any Taxes (defined in (i) above) for which a Seller is liable (a) as a transferee, (b) as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or (c) under Treas. Reg. # 1.1502-6 or any comparable provision of state, local or foreign tax law. The parties acknowledge that, consistent with the past practice of the Sellers, the Michigan Single Business Tax is not an income tax, a franchise tax based on net income, or a transfer tax.

          "Transferred Assets" means all of Sellers' rights, title and interests in and to all properties, assets, and rights of any kind, whether contingent, tangible or intangible, real, personal or mixed and wherever situated, owned by Sellers or in which Sellers have any interest and constituting the Business (other than the Excluded Assets), including those Transferred Assets which are reflected on the Closing Statement and which shall include, without limitation, (other than the Excluded Assets) the following:

          (a) all accounts and notes receivable, refunds and deposits relating to the Business together, in each case, with all security and collateral therefor;

          (b)  all Contract Rights;

          (c)  all Owned Real Property;

          (d)  all Leasehold Estates;

          (e)  all Leasehold Improvements;

          (f)  all Fixtures and Equipment;

          (g) all of Sellers' rights and obligations under the Personal Property Leases;

          (h)  all Inventory;

          (i)  all Intellectual Properties;

          (j)  to the extent transferable, all Permits;

          (k) all Books and Records, including books of account, records, files, invoices, manuals, sales, marketing and advertising materials, customer and supplier files, personnel files, equipment maintenance records, equipment warranty information, material, software, specifications and drawings, equipment drawings, customer specifications, sales, distribution and purchase correspondence, trade association memberships and all other similar data, computer programs and software, manuals and data and property relating to the Business;

          (l) All insurance, condemnation and reimbursement claims and proceeds, if any, received by any of the Sellers in connection with any damage or casualty to any Transferred Assets;

          (m) All of those prepaid expenses relating to the Business which are set forth on Exhibit L; and

          (n) All of Sellers' right, title and interest in and to (i) the capital stock of JPS Mexico, (ii) the capital stock of CMC, and
(iii) the limited partnership interests in Cramerton.

          "Transferred Employees" means all Employees who commence employment with Purchaser pursuant to Section 6.3(a) hereof.

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

          2.1  Sale of Assets; Assumption of Liabilities.  On the
Closing Date, in reliance upon the covenants, representations and warranties contained herein and subject to the terms and conditions hereof:

          (a) Sellers will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from Sellers, the Transferred Assets; it being the intention of Sellers to sell, and the intention of Purchaser to acquire, all assets, rights and properties of the Business (other than the Excluded Assets) as a going concern.

          (b) Purchaser shall assume and pay, perform and discharge as and when due all debts, claims, liabilities, obligations, Taxes, damages and expenses of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise on the Closing Date and whether incurred or accruing prior to, on or after the Closing Date, to the extent relating to or arising from the Transferred Assets and/or the Business, including, without limitation, those claims against, and liabilities and obligations of, Sellers with respect to (i) any Contract Rights related to the Business (including the collective bargaining agreement described in Schedule 4.17 hereto), to the extent they remain unsatisfied and are required to be performed on or after the Closing Date, (ii) accounts payable to third parties, together with any interest accrued thereon, incurred in connection with the Business, (iii) the Employees or the Covered Employees, and (iv) all Environmental Claims and Environmental Costs and Liabilities (collectively the "Assumed Liabilities"); provided, however, Purchaser shall not assume or pay any liabilities relating to (A) the Excluded Assets, (B) income or franchise Taxes imposed on net income for which Sellers are liable for any taxable period or portion thereof ending on or prior to the Closing Date, (C) sales, transfer, use or other similar taxes and Excluded MSBT which are to be paid by the Sellers in accordance with Section 9.4(c) as a result of the transfer of the Transferred Assets pursuant to this Agreement, (D) any obligation or liability of Sellers arising on or before the Closing Date to any Affiliate of Sellers, except (i) to the extent such obligation or liability is reflected on the Closing Statement and
(ii) obligations or liabilities created pursuant to this Agreement or the Ancillary Agreements (other than obligations or liabilities that are assets of Cramerton), (E) any liability for purchase money debt, debt for borrowed money or a guaranty in respect thereof, except to the extent such liabilities are reflected on the Closing Statement,
(F) any
obligation or liability arising on or before the Closing Date related to the long term incentive plan (which payments are to be made by JPS), (G) any liability under any defined contribution or defined benefit plan of the Sellers, except to the extent that any such plan is explicitly assumed or assets are transferred from such plan pursuant to Section 6.3 hereof, (H) any liability for which any Seller is covered by insurance and with respect to Covered Employees any salaried long-term disability, stop-loss medical and voluntary contributory accidental death and dismemberment insurance coverage, pursuant to which any Seller or Covered Employee receives payment of such insurance, but only up to the amount of such payment of insurance coverage, (I) any contingent liability, including any guaranty, which does not arise in the ordinary course of the operation of the Business, except to the extent reflected on the Closing Statement (it being agreed by Foamex, Purchaser and Sellers that, without limitation, any claim or litigation which is related to employment or a failure to employ any Employee or former employee, such as sexual harassment or discrimination claims, will be considered to have arisen in the ordinary course); (J) any liability with respect to any employee other than liability in respect of: (i) an Employee or a Covered Employee and (ii) any claim or litigation which is related to employment or failure to employ, such as sexual harassment or discrimination claims, except in the case of this clause (ii) any Benefit Plans; (K) any liability with respect to an Employee or a Covered Employee arising under any Benefit Plan, other than the obligations assumed pursuant to Section 6.3 hereto or with respect to the plans in the form delivered to Foamex and which plans are listed on Schedule 4.16(a) hereto; (L) any liability for real or personal property tax imposed by the State of South Carolina (or a political subdivision thereof) for any taxable period or portion thereof ending on or prior to the Closing Date that results solely from the failure of the State of South Carolina to permit the exemption provided by
Section 12-37-220A(7) of the Code of Laws of the State of South Carolina to be applied to those assets that were purchased by any Seller in May 1988 (as so applied, the "South Carolina Exemption"); and (M) Environmental Costs and Liabilities arising out of any Environmental Claim arising from or related to a Release at real property, other than Owned Real Property, at or to which Sellers disposed, transported, stored, treated, or arranged to dispose Contaminants prior to the Closing Date (including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal or arranging for disposal of Contaminants).

          2.2  Purchase Price.

          (a) On the Closing Date, as consideration for the sale, conveyance, transfer, assignment and delivery of the Transferred
Assets, Purchaser shall:

               (i) pay to Sellers in cash an amount equal to $263,750,000 (the "Cash Purchase Price"); and

              (ii)  assume the Assumed Liabilities.

          (b) Within 30 days after the Closing Date, Purchaser shall pay to Sellers the excess, if any, of the Sellers' Unrelated Expenses over the Purchaser's Unrelated Expenses and Sellers shall pay to Foamex the excess, if any, of the Purchaser's Unrelated Expenses over the Sellers' Unrelated Expenses.

               (i) For purposes of this Section 2.2(b), "Purchaser's Unrelated Expenses" shall mean the sum of (w) amounts in excess of one-half of the documented costs incurred by Purchaser or Foamex of the negotiation and execution of the CIT Agreement, (x) amounts in excess of one-half of the documented costs incurred by Purchaser or Foamex in connection with the negotiation of the Bank Facility (as described in the Preliminary Prospectus), (y) any documented expense or liability incurred by Foamex or Purchaser which relates to or arises out of (A) the proposed public offering by Purchaser of its common stock, (B) the fairness opinion described in Section 7.7 hereof, and (C) the solvency opinion described in Section 7.8(a) hereof and (z) any documented expense or liability with respect to the transfer of the Transferred Assets as contemplated in the Preliminary Prospectus arising prior to April 27, 1994.

          (ii) For purposes of this Section 2.2(b), "Sellers' Unrelated Expenses" shall mean the sum of (x) the documented fees, costs and expenses actually incurred by Sellers in connection with the Senior Notes Offering, a reasonable estimate of such fees, costs and expenses, as of the date hereof, being set forth in the column of Schedule 2.2(b) labeled "Senior Notes", (y) amounts in excess of one-half of the documented costs incurred by Sellers in connection with the negotiation of the Bank Facility (as described in the Preliminary Prospectus), a reasonable estimate of which is set forth in the column of
     Schedule 2.2(b) labeled "New Auto Credit Agreement", and (z) amounts in excess of one-half of the documented costs incurred by Sellers of the negotiation and execution of the CIT Agreement, a reasonable estimate of such fee costs and expenses, as of the date hereof, is set forth in the column of Schedule 2.2(b) labeled "CIT Amendment".

          (c) At the election of Sellers, the Cash Purchase Price, shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated in writing by JPS.

          (d) As soon as reasonably practicable (but not later than 120 days after the Closing Date) following the Closing, Purchaser shall prepare and deliver to Sellers a schedule which shall set forth the allocation of the Purchase Price among the Transferred Assets. Such allocation shall be based on an appraisal performed by a qualified appraiser chosen by Purchaser (the fees and expenses of which shall be borne by Purchaser). Subject to the requirements of any applicable tax law, all Tax returns filed by the Purchaser and the Sellers shall be prepared consistently with such allocation and, subject to Section 9.4(k), with the treatment of the transaction pursuant to this Agreement as a purchase and sale of the Transferred Assets. In the event of any Purchase Price adjustment pursuant to
Section 2.3 hereof after the delivery of the Closing Statement by Sellers, the Purchaser and Sellers agree to adjust such allocation to reflect such Purchase Price adjustment and, subject to the requirements of any applicable Tax laws, to file consistently any Tax returns required as a result of such Purchase Price adjustment. In the event no such agreement is reached, subject to Section 9.4(k), Purchaser and Sellers shall nonetheless file their respective Tax returns in a manner which is consistent with the transactions contemplated pursuant to this Agreement as a purchase and sale of the Transferred Assets.

          2.3  Adjustments to Purchase Price.

          (a) The Purchase Price shall be increased or decreased (on a dollar for dollar basis), as the case may be, for any increase or decrease in the Net Assets as of the Closing Date as set forth on the Closing Statement as compared to the Net Assets as of January 29, 1994 included in the January 29, 1994 Balance Sheet.

          (b) As soon as is reasonably practicable following the Closing Date, Sellers shall prepare and deliver to Purchaser and Foamex the Closing Statement which shall set forth the Purchase Price adjustments to be made, if any, in accordance with Section 2.3(a). In connection with the preparation of the Closing Statement, subject to
Section 10.12 hereof, Purchaser shall grant Sellers and their accountants, counsel and other representatives, full and complete access to all of the books and records of the Business. The Closing Statement shall be audited by Sellers' accountants and shall include a schedule reviewed by such accountants showing the computation of Net Assets as of the Closing Date, computed in accordance with the definition of Net

Assets set forth herein. The Closing Statement shall also include an opinion of Sellers' accountants that such accountants audited the Closing Statement in accordance with generally accepted auditing standards and that the Closing Statement was prepared in accordance with the terms of this Agreement. In connection with the preparation of the Closing Statement, Sellers shall include in the Closing Statement any adjustment proposed by Sellers' accountants in the course of the conduct of their audit which either (a) is in excess of $50,000, or (b) together with all other adjustments proposed by Sellers' accountants and not otherwise reflected on the Closing Statement, exceeds $250,000. Concurrently with their delivery of the Closing Statement to Purchaser and Foamex, Sellers shall cause access to be granted to Purchaser and Foamex to the work papers, schedules and other documents prepared or used by Sellers and their accountants in connection with the preparation of the Closing Statement. Sellers shall pay all fees and expenses of its accountants in connection with the preparation of the Closing Statement and the computation of Net Assets.

          (c) Unless Purchaser, within 25 business days after receipt of the Closing Statement, gives Sellers a notice (the "Dispute Notice") (i) objecting in good faith to the Closing Statement, (ii) setting forth in reasonable detail the items being disputed and the reasons therefor and (iii) specifying that Sellers' calculation of Net Assets as of the Closing Date was not in conformity with GAAP or is inconsistent with the terms of this Agreement, and that Purchaser's calculation of Net Assets as of the Closing Date is in an amount which differs from that reflected in such Closing Statement (the entire amount of such difference being hereinafter referred to as the "Adjusted Amount"), the Net Assets as set forth in the Closing Statement and the Purchase Price adjustment set forth therein shall be binding and final upon the parties. If a Dispute Notice is given by Purchaser, the parties shall negotiate in good faith with a view to agreeing upon the Net Assets as of the Closing Date and the corresponding amount of the adjustment required by paragraph (a) of this Section 2.3. In addition, after receipt of the Dispute Notice, Sellers shall have the right for 5 business days to deliver to Purchaser a notice setting forth any additional items (the "Sellers Disputed Items") which Sellers have determined to be subject to dispute based solely on events, other than the existence of Purchaser's dispute, which have occurred or evidence which has been discovered in the period from the delivery of the Closing Statement and concluding on the date of delivery of the Dispute Notice. For a period of 5 business days after the receipt by Purchaser of Sellers' notice of the Sellers Disputed Items, Purchaser shall have the right to withdraw its Dispute Notice, in which event the Net Assets as set forth in the Closing Statement and the Purchase Price adjustment set forth therein shall be binding and final on the parties. If negotiations between Purchaser and Sellers fail to resolve all disputed items within 30 days after the Dispute Notice was given to Sellers, the remaining disputed items, which shall include Sellers Disputed Items, shall be submitted to a nationally recognized firm of independent public accountants which is designated jointly by Sellers and Foamex. After affording each of Sellers, Purchaser and Foamex and their accountants the opportunity to present its position as to such determination (which opportunity shall not extend for more than 30 days from the date the independent public accountants are retained), the accounting firm selected pursuant to this paragraph shall determine the adjustment pursuant to paragraph (a) of this Section 2.3 and such determination shall be final and binding. If a party raising a claim for a Purchase Price adjustment is successful and the accounting firm selected pursuant to this paragraph agrees with each and every disputed item raised by such party and none of the disputed items raised by the other party, then all fees, costs and expenses of such accounting firm shall be borne by the other party. Otherwise, all fees, costs and expenses of such accounting firm shall be allocated between Sellers and Purchaser as determined by such accounting firm in its sole discretion. Notwithstanding the foregoing, to the extent that any amount of the Purchase Price adjustment is not disputed, such undisputed amount shall be delivered to Sellers or Foamex, as the case may be, in accordance with Section 2.3(d) below.

          (d) The amount of any Purchase Price adjustment required under this Section 2.3 shall be delivered to Sellers or Foamex, as the case may be, with interest thereon (calculated on the basis of a 360-day year comprised of twelve 30-day months, from and including the Closing Date until paid at an annual rate equal to the prime rate of interest of Citibank, N.A. (as such prime rate is publicly announced from time to time as the prime rate of such bank)), at such place in the United States as the party receiving such amount shall designate in writing to the other party and shall be paid in immediately available funds within 30 days after the final determination of such Purchase Price adjustment.


                                  ARTICLE III

                                    CLOSING

          3.1 Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the New York offices of Weil, Gotshal & Manges, New York, New York, or at such other time, date or place as the parties hereto may otherwise agree, provided that the conditions to the obligations of Sellers and Purchaser to consummate the transactions contemplated hereby shall have been at such time satisfied or waived.

          3.2  Conveyances at Closing.

          (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Sellers shall, on the Closing Date, execute and deliver to Purchaser, in such form reasonably approved by Purchaser as to transfer to Purchaser good, and in the case of Owned Real Property, marketable, title to the Trans-ferred Assets, subject to no Encumbrances, imperfections of title, covenants, restrictions, easements, encroachments or any state of facts, other than Permissible Liens:

               (i) one or more limited warranty deeds, in proper form for recording and mutually and reasonably acceptable to Purchaser and Sellers, conveying good, marketable and insurable title (other than Permissible Liens) to all Owned Real Property included in the Transferred Assets together with all of Sellers' right, title and interest in and to the easements appurtenant thereto;

              (ii) one or more Bills of Sale, conveying all of the owned personal property included in the Transferred Assets;

             (iii)  subject to Section 3.4(d), one or more Lease
     Assignment and Assumption Agreements with respect to the assignment of the Leases hereunder;

              (iv) subject to Section 3.2(c), the Personal Property Lease Assignment and Assumption Agreement with respect to the assignment of the Personal Property Leases hereunder;

               (v) subject to Section 3.2(c), assignments and assumptions of all Contract Rights included in the Transferred Assets;

              (vi) such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser good title (other than Permissible Liens) in and to the Transferred Assets (including any Intellectual Properties) in accordance with the provisions hereof;

             (vii) such affidavits, certificates or filings as may be required to convey the Transferred Assets to

     Purchaser or as may be reasonably requested by Purchaser's title company and agreed to by Sellers in form and substance substantially similar to those contained in the title affidavits which are attached hereto as Exhibit G in connection with the issuance of the title policies with respect to the Real Property and the Leasehold Estates identified as item 1 on Schedule 4.3(a) hereof;

            (viii) an affidavit, in a form reasonably satisfactory to Purchaser, of each Seller stating under penalties of perjury such Seller's United States taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code;

              (ix) evidence that all of Sellers' material licenses, Permits, certificates and authorizations necessary to conduct the Business have been transferred to Purchaser on or prior to the Closing Date to the extent that Purchaser has not theretofore been issued such necessary licenses, permits, certificates and authorizations;

               (x) all other previously undelivered documents that Sellers are required to deliver to Purchaser pursuant to this Agreement or the Ancillary Agreements;

              (xi) certificates, properly endorsed for transfer, for shares of stock or limited partnership interests, as the case may be, in CMC, JPS Mexico and Cramerton which are owned by Sellers;

             (xii) such other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement; and

            (xiii)  physical possession and control of the Transferred
     Assets.

          (b) Form of Instruments. All of the foregoing instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser, and where applicable, in appropriate form for recording.

          (c) Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, and subject to the provisions concerning Leases and Personal Property Leases set forth in Section 3.4 hereof, this Agreement shall not constitute an assignment of, or an agreement to assign, any claim, contract, license, lease commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of the other party thereto, would constitute a breach thereof. If (i) such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Sellers thereunder so that Purchaser would not receive all such rights, and (ii) on the Closing Date, Purchaser waives its right to receive such consent, then, in accordance with Section 3.4(d) hereof, Sellers shall thereafter take all reasonable actions in order to provide to Purchaser the benefits under any such claim, contract, license, lease commitment, sales order or purchase order, including, without limita-tion, enforcement for the benefit of Purchaser (at Sellers' expense) of any and all rights of Sellers against such other party thereto arising out of the breach or cancellation by such other party or otherwise; and any transfer or assignment to Purchaser of any property or property rights or any contract or agreement which shall require the consent or approval of any such other party shall be made subject to such consent or approval being obtained. Nothing contained in this
Section 3.2 shall be deemed to require Sellers to make any payments to obtain a consent or approval from any third party to the assignment by Sellers to Purchaser prior to the Closing Date; provided, however, nothing contained in this sentence shall affect Sellers' or Purchaser's rights under Articles VII and VIII hereunder. In addition, Sellers shall not obtain any consent that will affect Purchaser to its economic detriment unless Purchaser expressly approves the obtaining of such consent.

          3.3 Assumption Documents. Upon the terms and subject to the conditions contained herein, on the Closing Date, Purchaser shall deliver to Sellers instruments of assumption evidencing Purchaser's assumption, pursuant to Section 2.1(b) hereof, of the Assumed Liabilities. All such instruments shall be in form and substance, and executed in a manner, reasonably satisfactory to Sellers.

          3.4 Other Deliveries at Closing. In addition to the foregoing matters, at the Closing:

          (a) Lease Assignment and Assumption Agreements. Purchaser agrees to assume the Leases and Personal Property Leases assigned hereunder by joining with Sellers in the execution of the Lease Assignment and Assumption Agreement and the Personal Property Lease Assignment and Assumption Agreement.

          (b)  Sublease Agreement, Dunean Reciprocal Easement
Agreement and License Agreement. Purchaser and C&I shall execute and deliver the Sublease Agreement, the Dunean Reciprocal Easement
Agreement and the License Agreement.

          (c) Certificates; Opinions. Purchaser and Sellers shall deliver the certificates, opinions and other instruments described in Articles VII and VIII hereof.

          (d) Leases and other Third-Party Consents. To the extent any of the Leases or any other Contract Right may not be assigned by Sellers without the written consent of the landlord, any mortgagee, lender or other third party (collectively, a "Consenting Party"), Sellers shall use their reasonable efforts to secure and deliver the required consents to Purchaser within 90 days after the Closing Date; provided, however, that no modification of any such Leases or Contract Right shall be made without Purchaser's prior written consent, which consent shall not be unreasonably withheld; provided further, however, to the extent such consents are not obtained within 90 days after the Closing Date then Sellers shall have no further obligations hereunder and such Leases or Contract Rights shall be deemed to not be a part of the Transferred Assets. Purchaser shall cooperate as reasonably necessary or desirable to secure the consent of any Consenting Party, including, without limitation, providing to such Consenting Party financial information, operating history and information regarding Purchaser's intended use or disposition of any Facility.

          (e) Services Agreement. Purchaser and Sellers shall execute and deliver the Services Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby jointly and severally represent and warrant to Purchaser and Foamex as follows:

          4.1 Organization. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease all of its properties and assets. Each of the Sellers is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure so to qualify would not have a Material Adverse Effect.

          (b) Each of CMC and JPS Mexico is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as it is now being conducted. Cramerton is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full partnership power to carry on its business as it is now being conducted. Each of CMC, JPS Mexico and Cramerton is duly qualified as a foreign corporation or limited partnership, as the case may be, to do business and is in good standing in each jurisdiction where the character of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

          (c) All of the outstanding shares of capital stock or limited partnership interests, as the case may be, of CMC, JPS Mexico and Cramerton are duly authorized, validly issued, fully paid and non-assessable, and those shares of capital stock and limited partnership interests owned by Sellers and set forth on Schedule 4.1(c) hereto are owned free and clear, to the best of Sellers' knowledge, of any security interest, claim, lien or encumbrance other than Permissible Liens and other than as set forth on Schedule 4.1(c) hereto.

          (d) There are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character (i) evidencing the right to purchase or subscribe for any shares of capital stock or limited partnership interests, as the case may be, of CMC, JPS Mexico and Cramerton owned by Sellers and set forth on Schedule 4.1(c) or (ii) obligating any of CMC, JPS Mexico, Cramerton or, to the best of Sellers' knowledge, Enjema to issue any additional shares of its respective capital stock or limited partnership interests, as the case may be.

          4.2 Authorization. Each Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and the Ancillary Agreements, to consummate the transactions contemplated on its part hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions described herein and therein by each of the Sellers have been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the respective Sellers party thereto and, assuming the due execution and delivery thereof by Foamex and by Purchaser (in the case of Ancillary Agreements to be executed subsequent to the Foamex Acquisition), each is a valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratoriums or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

          4.3  Leases.

          (a) Real Property. Schedule 4.3(a) hereto sets forth the name, address, parties and date of all material leases of real property relating to the Business and/or the business of Cramerton. Foamex has been provided with true, correct and complete copies of all such leases. Sellers have good and valid title to the Leasehold Estates and Cramerton has good and valid title to its material leases of real property, in each case, free and clear of any and all liens, charges, pledges, leases, subleases, licenses, mortgages, security interests or other encumbrances of any kind, imperfections of title, covenants, restrictions, easements, encroachments or any other state of fact except Permissible Liens and the terms of the Leases creating the Leasehold Estate. Each lease listed on Schedule 4.3(a) hereto is in full force and effect. Sellers or Cramerton, as the case may be, have performed all material obligations required to be performed by them to date under, and are not in material default in respect of, any lease set forth on Schedule 4.3(a) hereto, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default by Sellers or Cramerton. To the knowledge of each Seller, there is no material default asserted thereunder by any other party thereto and there are no unasserted material defaults, except for defaults of a party to any such lease which have been consented to or waived in writing by the other party thereto. All rentals and other payments due under each such Lease have been duly paid.

          (b) Personal Property. Schedule 4.3(b) hereto sets forth the name, parties and date of (i) all material Personal Property Leases with respect to the Business and (ii) all material leases of personal property with respect to the business of Cramerton, in each case (x) under which one or more of the Sellers and/or Cramerton is the lessee, (y) under which the annual rent is $10,000 or more or which are material to the Business or the business of Cramerton and
(z) which leases are not cancelable (without liability) within 90 days. At the request of Foamex, Sellers will deliver true, correct and complete copies of such personal property leases. Each personal property lease listed on Schedule 4.3(b) hereto is in full force and effect. Sellers or Cramerton, as the case may be, have performed all material obligations required to be performed by them to date under, and are not in material default in respect of, any personal property lease set forth on Schedule 4.3(b) hereto, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. To the knowledge of each Seller, there is no default asserted thereunder by any other party thereto and there are no unasserted material defaults, except for any defaults of a party to any such personal property lease which have been consented to or waived in writing by Seller or Cramerton.

          4.4 Owned Real Property. Schedule 4.4 hereto contains a summary of all Owned Real Property and all Cramerton Real Property (collectively, the "Real Property"). Each of the Sellers and Cramerton, as the case may be, has good, marketable and insurable fee title to all Real Property, free and clear of any and all liens, charges, pledges, mortgages, security interests or other encumbrances of any kind, imperfections of title, covenants, restrictions, easements, encroachments or any other state of fact except Permissible Liens.

          Other than Permissible Liens or as set forth on Schedule 4.4 hereto, none of the Sellers and/or Cramerton have granted any purchase options or rights of first refusal or first offer with respect to the Owned Real Property and none of the Owned Real Property is subject to any such options or rights.

          4.5 Title to Owned Personal Property. Except as set forth on Schedule 4.5(a) hereto as of the date of this Agreement and
Schedule 4.5(b) as of the Closing Date, each Seller or Cramerton, as the case may be, has good title to all of the personal property owned by such Seller or by Cramerton and JPS Mexico has good title to one-half of the outstanding capital stock of Enjema, and, in the case of the Sellers, included in the Transferred Assets, and in each case free and clear of any and all liens, charges, pledges, mortgages, security interests or other encumbrances of any kind, except for Permissible Liens.

          4.6 Contracts and Commitments. Schedule 4.6 hereto lists all of the contracts, commitments, arrangements and understandings, both oral and written, which are material to the conduct, operations and prospects of the Business or the business of Cramerton (collectively, the "Contracts"). Except as set forth in Schedule 4.6 hereto, none of the Contracts include any: (i) contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or liability arising from such termination; (ii) joint venture agreement, shareholder agreement or similar arrangement; (iii) contract or other agreement relating to indebtedness for borrowed money or capitalized leases, or other agreement or contract in respect of which Purchaser (after the Closing) or Cramerton is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity, in each case, in excess of $50,000;
(iv) contract or other agreements containing any covenant under which Purchaser (after the Closing) or Cramerton may not compete in any line of business or with any person or entity in any geographic area; (v) indemnity arrangement arising in connection with any sale or disposition of assets (other than sales of assets in the ordinary course of business); and (vi) sales representation and distributorship contacts and arrangements. Sellers and Cramerton have performed all material obligations required to be performed by them to date under, and are not in material default in respect of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as described in Schedule 4.6 hereto, no other party to any Contract is in default in respect thereof and, to Sellers' knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Except as indicated in
Schedule 4.11 hereto, Sellers' right, title and interest in and to the Contracts are assignable to Purchaser without any required consent of the other party thereto or any Governmental Authority. Sellers will provide true, correct, and complete copies of the Contracts to Foamex upon request.
          4.7 Litigation, Proceedings and Applicable Law. Except as set forth on Schedule 4.7 hereto, there are no claims, actions, suits or proceedings pending or, to the knowledge of Sellers, threatened against or affecting the Business, or the business of Cramerton, or any of the Transferred Assets and the assets of Cramerton which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect or impair any of Sellers' ability to consummate the transactions contemplated hereby, or which question or challenge the validity of this Agreement or any actions to be taken by Sellers hereunder or in connection with any of the transactions contemplated hereby. Except as set forth on Schedule 4.7 hereto, neither Sellers nor Cramerton is subject to any judgment, order, writ, injunction or decree of any court or Governmental Agency, and there are no unsatisfied judgments against the Sellers, Cramerton or the Business, including the business of Cramerton.

          4.8  Compliance with Law.  Except as set forth on Schedule
4.8 hereto, the Business, including the business of Cramerton, has been operated in material compliance with all applicable laws, statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations, as such now apply to such Business, including the business of Cramerton, or the Transferred Assets and the assets of Cramerton, including, without limitation, any applicable business, building, zoning, antipollution, occupational safety, health, welfare, pension, antitrust, consumer protection, disabled employees, wages, hours, collective bargaining, discrimination, plant closing, or other law, ordinance or regulation and to the knowledge of Sellers no notification has been received alleging any violation of any of the foregoing.

          4.9  Taxes.  Except as set forth on Schedule 4.9 hereto:

          (a) None of the Transferred Assets or the assets of Cramerton is: (1) property which Purchaser or Sellers are or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 (as in effect immediately prior to the Tax Reform Act of 1986); (2) "Tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (3) property used predominately outside the United States within the meaning of Prop. Treas. Reg. # 1.168-2(g)(5), or (4) "Tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

          (b) The Sellers are not foreign persons within the meaning of Section 1445(b)(2) of the Code.

          4.10 No Conflict or Violation. Without giving effect to Sections 3.2(c) an 3.4(d) hereof, and except as set forth in Schedule
4.11 hereto, neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will (a) violate or conflict with any provision of (i) the Certificate of Incorporation or By-laws of each of the Sellers, CMC and JPS Mexico or
(ii) the Cramerton Agreements, (b) result in a breach of or default (or an event which, with notice, lapse of time or both, would constitute a breach or default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any lien, security interest, charge or other encumbrance in or upon any of the Transferred Assets or the assets of Cramerton under any provision of any material contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which any of Sellers or Cramerton is a party or bound and to which the Transferred Assets, or the assets of Cramerton, or the Business, including the business of Cramerton, is subject, or (c) result in a violation by Sellers or Cramerton of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award (or an event which with notice, lapse of time, or both, would result in any such violation) or (d) result in the creation of an Encumbrance on the Transferred Assets, or the assets of Cramerton, other than a Permissible Lien, which individually or in the aggregate in the case of clauses (b) through (d), would have a Material Adverse Effect or impair Sellers' ability to consummate the transactions contemplated hereby.

          4.11 Consents and Approvals. Without giving effect to Sections 3.2(c) and 3.4(d) hereof, except as set forth on

Schedule 4.11 hereto and other than real property recording and filing documents normally required in connection with the conveyance of title, no notice to, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Agency, or any other person or entity, is required to be made or obtained by any Seller or Cramerton in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          4.12 Intellectual Properties. Schedule 4.12 hereto con tains a list of all Intellectual Properties and Cramerton Intellectual Properties, in which Sellers or Cramerton have any right, title or interest and which have been used in connection with, or which relate to, the Business, including the business of Cramerton, or the products or processes of Auto, the Division or Cramerton. Except for Purchaser pursuant to this Agreement or as otherwise set forth in Schedule 4.12 hereto, none of the Sellers or Cramerton has granted a license, or has an understanding with any third party and/or has entered into a written agreement, relating in whole or in part to any of the Intellectual Properties and the Cramerton Intellectual Properties of Sellers or Cramerton used in connection with the Business, including the business of Cramerton and there has been no assertion thereof by any person. To the knowledge of Sellers, there is no infringement or other adverse claim against the rights of Sellers or Cramerton with respect to any of the Intellectual Properties and the Cramerton Intellectual Properties used or owned by Sellers or Cramerton in con-nection with the conduct of the Business, including the business of Cramerton. Neither Sellers nor Cramerton has been charged with nor to the knowledge of Sellers is it threatened to be charged with, nor to Sellers' best knowledge is there any basis for any charge of, infringement or other violation of, nor has it infringed, nor is it infringing, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any other person in connection with the Business, including the business of Cramerton.

          4.13  Insurance.

          (a) Schedule 4.13 hereto contains a list of all policies of title, liability, fire, workers' compensation and other forms of insurance insuring the products, properties, assets and operations of the Business or the business of Cramerton since June 1, 1991. Set forth on Schedule 4.13 hereto is a list of the aggregate claims and all individual claims in excess of $25,000 relating to the Business, including the business of Cramerton, or Sellers in the last four years. Except as set forth on Schedule 4.13 hereto, there is no claim by any of the Sellers or Cramerton pending under any of the policies listed in
Schedule 4.13 hereto as to which coverage has been questioned, denied or disputed by the underwriters of such policies. At Foamex's request, Sellers will provide Foamex with true, correct and complete copies of all such insurance policies. Except as set forth in
Schedule 4.13 hereto, all such policies are in full force and effect and, to the knowledge of Sellers, underwritten by unaffiliated finan-cially sound and reputable insurers and sufficient for all applicable requirements of law and for the conduct of the Business, including the business of Cramerton, and provide insurance, including, without limitation, liability and products liability insurance, in such amounts and against such risks as indicated, subject to commercially reasonable self-insurance retention levels and/or deductibles set forth on Schedule 4.13 hereto, to protect in all material respects the operations of the Business, including the business of Cramerton, and the Transferred Assets, and the assets of Cramerton.

          (b) To the knowledge of Sellers, no notice of cancellation, termination or reduction in coverage has been received by Sellers or Cramerton with respect to any policy listed in Schedule 4.13 hereto. Neither Sellers nor Cramerton has been refused any insurance with respect to the Transferred Assets, or the assets of Cramerton, by any insurance carrier to which Sellers or Cramerton has applied for any such insurance or with which Sellers or Cramerton has maintained insurance during the preceding four years with the reason for such refusal arising as a result of the operations of the Business, or the business of Cramerton.

          4.14 No Brokers. Except as set forth on Schedule 4.14 hereto, none of the Sellers nor any Affiliate of Sellers has entered into or will enter into any agreement, arrangement or understanding with any Person which will result in the obligation of Purchaser or any affiliate of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          4.15 Compliance with Environmental Laws. Except as set forth on Schedule 4.15 hereto and other than as not reasonably likely to have a Material Adverse Effect:

          (a) Sellers and Cramerton (i) have obtained and hold or have made timely application to renew all Environmental Permits necessary for Sellers and Cramerton to conduct the operations of the Business, including the business of Cramerton, and Sellers are in material compliance with such Environmental Permits, (ii) there are no Legal Proceedings pending or, to the best knowledge of the Sellers, threatened to revoke such Environmental Permits, (iii) Sellers have not received notice from any source to the effect that there is not in existence any Environmental Permit required for the current use or operation of the Business, including the business of Cramerton or the Transferred Assets and the assets of Cramerton; and (iv) Sellers have not received notice from any Governmental Agency that such Governmental Agency will not renew any Environmental Permit subject to Section 4.15(a)(i).

          (b) The operations of the Business, including the business of Cramerton, and Sellers' and Cramerton's operations with respect to the Transferred Assets and the assets of Cramerton are in material compliance with all applicable Environmental Laws.

          (c) There are no underground storage tanks, as defined under any Environmental Law, located within any portion of any Transferred Asset or asset of Cramerton, nor have any liens been placed upon any Transferred Asset or asset of Cramerton in connection with any actual or alleged liability under any Environmental Law.

          (d) As of the date hereof there are, and as of the Closing Date there will be, no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Business, including the business of Cramerton, or the Transferred Assets and the assets of Cramerton, including, without limitation, facts, circumstances or conditions relating to Contaminants, that may give rise to an Environmental Claim or result in Environmental Costs and Liabilities.

          (e) There are no Environmental Claims or Legal Proceedings under Environmental Laws pending or threatened against any of Sellers or Cramerton, respectively, as a result of Sellers' or Cramerton's operation of the Business, including the business of Cramerton or ownership of the Transferred Assets and the assets of Cramerton.

          (f) To the Sellers' knowledge, Sellers and Cramerton are not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any mortgage or the effectiveness of any of the transactions contemplated hereby.

          4.16  Employee Benefit Plans.

          (a) Schedule 4.16(a) hereto sets forth a list of the "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, disability, retirement, deferred compensation, bonus, stock purchase, stock option, hospitalization, medical insurance, life insurance and educational assistance programs, maintained for the benefit of or to which contributions are made, or have been made, on behalf of current or former employees of Sellers or Cramerton. The plans, policies, arrangements and payroll practices listed in Schedule 4.16(a) hereto shall hereafter be referred to as the "Plans".

          (b) With respect to each of the Plans, true, correct and complete copies of each plan and its related trust documents, including any amendments thereto, have been delivered to Foamex by Sellers. True, correct and complete copies of the following documents, with respect to each of the Plans, have been delivered or made available to Foamex by Sellers: (i) the most recent Forms 5500 filed with the IRS; (ii) the most recent actuarial valuation report prepared for each defined benefit plan and post-retirement medical plan; (iii) the last IRS determination letter for each Plan; (iv) summary plan descriptions for each Plan; (v) material written communications to employees relating to the Plans; and (vi) written descriptions of all material non-written agreements relating to the Plans.

          (c)  Auto's "Hourly Employees' Pension Plan of JPS
Automotive Products Corp." (the "Hourly Plan") is not a "multiemployer plan", as defined in Section 3(37) of ERISA.

          (d) The Hourly Plan and each other Plan that is intended to qualify under Section 401(a) of the Code and the trusts maintained thereto that will transfer assets to any similar plan of Purchaser pursuant to Section 6.3(d) hereto are so qualified or exempt from federal income taxation under Section 501 of the Code by the IRS, and nothing has occurred with respect to the operation of such Plans which could reasonably cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

          (e) All contributions required to have been made under the Hourly Plan, by law or pursuant to any collective bargaining agreement identified in Schedule 4.17 hereto (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. No accumulated funding deficiency, as defined in Section 412 of the Code or Section 302 of ERISA, exists with respect to the Hourly Plan.

          (f) Sellers or Cramerton, as the case may be, are in material compliance with the terms of each plan set forth on Schedule 4.16(a) and have satisfied any obligation which has matured and become due and payable under such plans to any current or former employee of the Business, including the business of Cramerton, including any Employee, Transferred Employee or Covered Employee.

          (g) There has been no "reportable event", as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to the Hourly Plan which would require the giving of notice to the Pension Benefit Guaranty Corporation for which there would be any liability to Purchaser.

          (h) There has been no material violation of ERISA with respect to the filing of applicable reports, documents and notices relating to the Hourly Plan with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents or notices to the participants or beneficiaries of the Hourly Plan.

          (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Hourly Plan, the assets of any of the trusts under the Hourly Plan or the plan sponsor or the plan administrator, or against any fiduciary of the Hourly Plan (other than routine benefit claims), nor do Sellers have knowledge of any facts which could form the basis for any such claim or lawsuit.

          (j) All amendments and actions required to bring the Hourly Plan into conformity in all respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Hourly Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Sellers nor any "party in interest" or any "disqualified person" with respect to the Hourly Plan has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or any other transaction for which a material liability could be imposed under Section 502 of

ERISA. No fiduciary of the Hourly Plan has any liability for any breach of a fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Hourly Plan.

          (l) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the Employees.

          (m) Except as disclosed on Schedule 4.16(m) hereto and for any other Employee who becomes eligible on or prior to the Closing Date and as required under Section 4980B of the Code and Section 601 of ERISA, Sellers and Cramerton do not provide continuing and/or lifetime health care benefits or coverage for any former employee.

          4.17 Labor Relations. Except as set forth on Schedule 4.17 hereto, each Seller does not have any obligation under, and there are no Employees covered by, any collective bargaining agreement and there are no pending or, to the knowledge of Sellers, threatened strikes, work stoppages, slowdowns, grievances or other labor disputes with respect to individuals employed in the Business which would be reasonably likely to have a Material Adverse Effect, and there are no pending or, to the knowledge of Sellers, threatened complaints or charges with any federal, state or local governmental agency or court with respect to any individual or group of individuals employed in the Business alleging employment discrimination. No individuals employed in the Business other than those covered by the collective bargaining agreement listed in Schedule 4.17 are represented by any labor organization, and to the knowledge of Sellers, no group of such individuals or labor organization with respect to such individuals has made a pending demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board.

          4.18  Operations in Ordinary Course.  Since January 29,
1994, the Business, including the business of Cramerton, has been operated in the ordinary course in accordance with past practices.

          4.19 Preliminary Prospectus. (a) The information set forth in the Preliminary Prospectus under the captions "Risk Factors", "Selected Historical and Pro Forma Financial Data" Unaudited Pro Forma Combined Financial Data, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Management" "Certain Transactions", "Security Ownership of Principal Stockholders and Management", Description of Certain Indebtedness -- Cramerton Credit Facility" and Financial Statements, did not, as of the date of the Preliminary Prospectus, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading; provided, however, that with respect to pro forma financial information or information which relates to Purchaser following consummation of the transactions contemplated hereunder, Sellers' representation and warranty shall be given only on the basis as if the Transaction (as defined in the Preliminary Prospectus) was consummated.

          (b) The historical financial information set forth in Pre-Effective Amendment No. 3 to the registration statement relating to the Senior Notes Offering under the caption "Summary--Recent Developments" does not, and the historical financial statements and Managements' Discussion and Analysis of Financial Condition and Results of Operations of the Business, including the business of Cramerton, other than Excluded Information, for the second fiscal quarter of 1994 set forth in the Final Prospectus will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, in each case as of the date thereof.

          4.20 Seiren Call Option. Seiren's option to purchase certain limited partnership interests of Cramerton from Auto, as such option is described in Article II of the Cramerton Purchase Agreement, and Seiren's option to purchase certain shares of common stock of CMC, as such option is described in Article II of the CMC Stockholders' Agreement, have not been exercised by Seiren and such options have expired.

          4.21 Transactions with Affiliates. Other than in the ordinary course of business and except as set forth on Schedule 4.21 hereto or disclosed in the Preliminary Prospectus, since November 1, 1993, there have been, and prior to the Closing Date there will be, no transactions, agreements or arrangements between the Business or the business of Cramerton and (i) Sellers, (ii) any Affiliate of Sellers,
(iii) any director or officer of any Seller or any Affiliate of Sellers or (iv) any member of the immediate family of any individual described in clause (ii) or (iii) of this sentence.

          4.22 No Investments. Except as set forth on Schedule 4.22 hereto or disclosed in the Preliminary Prospectus, none of the Sellers nor Cramerton owns or has purchased or otherwise acquired, or has entered into any contract, agreement, commitment or understanding to purchase or otherwise acquire, any shares of capital stock or other securities of any corporation, partnership, joint venture or other entity, or any rights, warrants or options to acquire any of the foregoing.

          4.23 Permits. Schedule 4.23 hereto sets forth all Permits and Cramerton Permits necessary to conduct the Business, including the business of Cramerton, the dates such Permits and Cramerton Permits were obtained, the date of renewals thereof and the status of each Permit and Cramerton Permits. Except as set forth on Schedule 4.23 there are no Legal Proceedings pending or, to Sellers' knowledge, threatened which seek to revoke, cancel or declare such Permits or Cramerton Permits invalid in any respect. The Permits and Cramerton Permits are sufficient in all material respects to permit the lawful conduct of the Business, including the business of Cramerton, except where the failure to have such Permits would not have a Material Adverse Effect on the Business, including the business of Cramerton taken as a whole. Schedule 4.23 sets forth (i) a list of those Permits (x) which are necessary for the conduct of the Business after the Closing Date, and which are non-assignable, (y) which may only be assigned to Purchaser with the consent of a Governmental Agency or third party, or (z) which will terminate or which must otherwise be amended upon the consummation of the transactions contemplated by this Agreement, and (ii) a list of those Cramerton Permits which must be amended, modified, renewed, or with respect to which notice must be given to any Governmental Agency or other person upon consummation of the transactions contemplated by this Agreement. The Business, including the business of Cramerton, is not being conducted in a manner which violates any of the material terms or conditions under which any Permit or Cramerton Permit was granted, and the Sellers or Cramerton, as the case may be, have performed all material obligations and satisfied all conditions required to be performed or satisfied by them to date under, and are not in default in respect of, any Permit or Cramerton Permit and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or permit the revocation or cancellation of any Permit or Cramerton Permit, in each case, except where the failure to be in compliance with such Permit or Cramerton Permit would not have a material adverse effect on any individual property listed on Schedule 4.3(a) or 4.4 hereto and would not have a Material Adverse Effect on the Business, including the business of Cramerton. A true, correct and complete copy of each Permit and each Cramerton Permit has heretofore been provided to Foamex.

          4.24 Representations of Sellers with Respect to Purchaser. With respect to the period ending at the time which immediately follows the execution of this Agreement (the "Representation Period"), Sellers hereby represent and warrant to Foamex as follows:

          (a) Purchaser's Conduct of Business. Purchaser has not incurred or suffered to exist any liabilities or obligations of Purchaser, nor engaged, and will not engage, in any activity, other than in connection with its organization, the preparation of the registration statement relating to the Senior Notes Offering and related documents, the registration statement relating to the initial public offering of its common stock and related documents and the negotiation and preparation of this Agreement and the Ancillary Agreements and the execution of this Agreement.

          (b) Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Purchaser has full corporate power and authority to conduct its business as it is now being conducted.

          (c) Authorization. Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions described herein and therein by Purchaser have been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements executed during the Representation Period have been duly executed and delivered by Purchaser and each is a valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

          (d) No Conflict or Violation. Neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii) result in a breach of or a default under any provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party or bound or to which any property or asset of Purchaser is subject or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) result in a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

          (e)  Consents and Approvals.  Except as set forth on
Schedule 5.1(d) hereto, no consent, approval or authorization or declaration, filing or registration with any Governmental Agency, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (f) Litigation. There is no claim, action, suit, proceeding or governmental investigation against Purchaser which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

          (g) No Brokers. Purchaser has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other payment to any person or entity in connection with this Agreement or the transactions contemplated hereby, and Purchaser is not otherwise obligated to pay any such fee, commission or other payment and is not aware of any basis for any claim by any person or entity for the payment of such a fee, commission or other payment.


                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND FOAMEX

          5.1 Purchaser Representations. Purchaser represents and warrants to Sellers with respect to Purchaser as of the Closing Date (except to the extent that there was a breach of a corresponding representation of Sellers in Section 4.24 with respect to Purchaser as of the expiration of the Representation Period and which was not, or has not been, cured by Sellers prior to the effectiveness of such representation given pursuant to Section 5.1 hereof, in which event, no representation or warranty is given), as follows:

          (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Purchaser has full corporate power and authority to conduct the Business as it is now being conducted and to own and lease the Transferred Assets.

          (b) Authorization. Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to consummate the transactions contemplated on its part hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions described herein and therein by Purchaser have been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by Purchaser and assuming the due execution and delivery thereof by Foamex and by Sellers, each is a valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

          (c)  No Conflict or Violation.  Except as set forth on
Schedule 5.1(d), neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser, (ii) result in a breach of or a default under any provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser is a party or bound or to which any property or asset of Purchaser is subject, or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) result in a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

          (d)  Consents and Approvals.  Except as set forth on
Schedule 5.1(d), no consent, approval or authorization or declaration, filing or registration with any Governmental Agency, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (e) Litigation. There is no claim, action, suit, proceeding or governmental investigation against Purchaser which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have a material adverse effect on the ability of Foamex to consummate the transactions contemplated hereby.

          (f) No Brokers. Except as set forth on Schedule 5.1(f) hereto, neither Purchaser nor any Affiliate of Purchaser has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other payment to any person or entity in connection with this Agreement or the transactions contemplated hereby, and Purchaser is not otherwise obligated to pay any such fee, commission or other payment and is not aware of any basis for any claim by any person or entity for the payment of such a fee, commission or other payment.

          5.2 Foamex Representations. Foamex hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date, as follows:

          (a) Organization. Foamex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization. Foamex has all necessary corporate power and authority to enter into this Agreement, to consummate the transactions contemplated on its part hereby and thereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions described herein by Foamex has been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by Foamex, and assuming the due execution and delivery thereof by Purchaser and by Sellers, each is a valid and binding obligation, enforceable against Foamex in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

          (c)  No Conflict or Violation.  Except as set forth on
Schedule 5.2(d) hereto, neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Foamex, (ii) result in a breach of or a default under any provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Foamex is a party or bound or to which any property or asset of Foamex is subject, or an event which with notice, lapse of time, or both, would result in any such breach or default, or
(iii) result in a violation by Foamex of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a material adverse effect on the ability of Foamex to consummate the transactions contemplated hereby.

          (d)  Consents and Approvals.  Except as set forth on
Schedule 5.2(d), no consent, approval or authorization or declaration, filing or registration with any Governmental Agency, or any other person or entity, is required to be made or obtained by Foamex in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (e) Litigation. Except as set forth on Schedule 5.2(e) hereto, there is no claim, action, suit, proceeding or governmental investigation against Foamex which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Foamex to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 5.2(e) hereto, Foamex is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.


                                   ARTICLE VI

                       COVENANTS OF SELLERS AND PURCHASER

          Sellers and Purchaser each covenant with the other as follows:

          6.1 Maintenance of Auto, the Division, Cramerton and the Business Prior to Closing. Unless otherwise consented to by Purchaser and Foamex in writing, from the date hereof until the Closing, Sellers shall have, and shall cause Cramerton and JPS Mexico to have:

          (a) carried on the Business, including the business of Cramerton, in the ordinary course in accordance with past practice and as described in the Preliminary Prospectus, and not taken any action inconsistent therewith or with the consummation of the transactions contemplated hereby and shall not have consented to any action to be taken by Enjema not in accordance with its past practice and not in the ordinary course of its business;

          (b) used their best efforts to keep available generally the services of the present officers and employees of Auto, the Division and Cramerton, and preserved generally the present relationships with persons having business dealings with Auto, the Division, Cramerton and the Business;

          (c) maintained all of the Transferred Assets and the assets of Cramerton in good repair, order and condition (except for ordinary wear and tear and equipment breakdowns of a type normally occurring which do not interfere with the operation of the Business);

          (d) maintained the books, accounts and records in the ordinary course consistent with past practice, and complied, in all material respects, with all laws applicable to Auto, the Division and Cramerton and to the conduct of the Business;

          (e) not changed or entered into any agreement to change the character of the Business, including the business of Cramerton in any manner;

          (f) not granted any increase in the salary or other compensation of any of Transferred Employees or employees of Cramerton whose annual salary exceeds $50,000 per annum, and Sellers shall promptly notify Purchaser and Foamex in writing of all such increases in compensation;

          (g) not entered into any employment contract with any officer or employee of Auto, the Division or Cramerton or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Auto, the Division or Cramerton;

          (h) not sold or transferred any of the Transferred Assets, including the assets of Cramerton, except inventory and obsolete Fixtures and Equipment in the ordinary course of business, and maintained Inventory and the inventory of Cramerton at levels consistent with past practice;

          (i) not terminated or modified any lease, license, permit, contract or other agreement included in the Transferred Assets or the assets of Cramerton in a manner adverse to the Business, including the business of Cramerton;

          (j) not released, waived, sold or assigned any debts, claims, rights or other intangible rights included in the Transferred Assets or the assets of Cramerton;

          (k) maintained insurance coverages in the usual manner consistent with prior practices;

          (l) performed in all material respects its obligations under all material Contracts to which it is a party or by which it is bound; and

          (m) not acquired, leased or disposed or agreed to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business.

          6.2 Consents. Subject to Section 3.2(c) and 3.4(d), Purchaser and Sellers, as applicable, will take all reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, public and governmental authorities and third parties (at such time as the parties mutually determine) as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment and transfer of the Transferred Assets.

          6.3  Employees.

          (a) Employment. Effective as of the Closing Date, Purchaser shall offer employment to the Employees, other than those Employees who are employees of Cramerton, listed in Schedule 6.3(a) hereto (which Schedule sets forth their current compensation, position and, with respect to any inactive Employee, the reason for such status) and shall provide such employees who accept such employment with Purchaser with a comparable position and at the same level of wages and/or salary together with a substantially similar benefit program as provided by Sellers immediately prior to the Closing Date (except with respect to Purchaser's retirement and deferred compensation program, which may be substantially comparable to that of the Sellers). However, nothing in this paragraph shall restrict Purchaser from changing the terms and conditions of employment of any Transferred Employee or of any benefit program maintained for the benefit of the Transferred Employees or the Covered Employees after the Closing Date, provided that such change is not prohibited by (i) any collective bargaining agreement assumed by the Purchaser, (ii) any other agreement assumed under this Agreement or (iii) any applicable law.

          (b) Health and Welfare Plan Coverage. Effective as of the Closing Date, Purchaser shall provide to any eligible Covered Employee group health and welfare coverage that contains no (i) pre-existing condition exclusions or limitations or (ii) eligibility waiting periods, applicable to Covered Employees other than any limitations or waiting periods that are already in effect and have not been satisfied with respect to such employees. As of the Closing Date, all liabilities accrued prior to the Closing Date under Sellers' post-retirement group health and life insurance plans with respect to the Covered Employees shall be reflected in the Closing Statement in accordance with SFAS No. 106 for purposes of determining the Purchase Price adjustments set forth in Section 2.3 hereof. If an event causing a Covered Employee to be eligible for health care benefits under Part 6 of Title I of ERISA, 29 U.S.C. ## 1161 et. seq., as amended, occurs after the Closing Date, the Purchaser will be obligated to provide such health care benefits.

          (c) Pension Benefits. Sellers shall cause the Retirement Pension Plan for Employees of JPS Textile Group, Inc. (the "Textile Plan") to be amended to provide that Transferred Employees who accept such employment with Purchaser will receive, for vesting purposes only, credit for their years of service with the Purchaser and any of its Affiliates. Purchaser will cause the Transferred Employees to receive, for vesting purposes only, credit for their years of service with the Sellers and any of their Affiliates under any defined benefit pension plan maintained or sponsored by Purchaser or any of its Affiliates to which such employees are eligible to participate. Effective as of the Closing Date, Purchaser shall assume the sponsorship of the Hourly Plan, together with all of the liabilities accrued thereunder. As soon as practicable after the Closing Date, either (i) the Purchaser shall assume the trust agreement with Mellon Bank, the trustee of the trust associated with the Hourly Plan (the "Hourly Trust") or (ii) the Sellers shall cause Mellon Bank, as trustee of the Hourly Trust, to transfer in cash or in kind the assets held in the Hourly Trust to a trustee designated by the Purchaser; provided, however, that (i) such transfer of assets in the Hourly Trust and such assumption of liabilities under such plan is conditioned on proper notification to and bargaining, if any, with the Chicago and Central States Joint Board, Amalgamated Clothing and Textile Workers Union and (ii) if there is a transfer of the assets held in the Hourly Trust to a trustee designated by Purchaser, Purchaser provides to Sellers a determination letter or opinion of counsel reasonably acceptable to the Sellers that such trust and each plan associated therewith is qualified as to form under Sections 401(a) and 501(a) of the Code.

          (d) Savings Plan. Effective as of the Closing, Purchaser shall establish or provide a tax-qualified savings plan ("Purchaser's Savings Plan") for the benefit of the Transferred Employees with substantially similar features as are provided under the Amended and Restated Savings, Investment and Profit Sharing Plan of JPS Textile Group, Inc. ("Sellers' Savings Plan"). Purchaser's Savings Plan shall expressly provide that Transferred Employees who were participants in Sellers' Savings Plan immediately prior to the Closing Date shall participate in Purchaser's Savings Plan as of the Closing Date, and that all Transferred Employees will have their service with Sellers and their Affiliates recognized under Purchaser's Savings Plan for eligibility, vesting and any other purpose for which service is taken into account under Sellers' Savings Plan. As soon as practical after the Closing Date, Sellers shall cause the accounts of any current or former employee of the Business or Cramerton who participates in Sellers' Savings Plan to be valued. As of such valuation date, assets equal in value to the amount credited to each such employee's account under Sellers's Savings Plan will be transferred to the trust maintained under Purchaser's Savings Plan; provided, however, that Purchaser provides to Sellers a determination letter or an opinion of counsel reasonably acceptable to the Sellers that such trust and each plan associated therewith is qualified as to form under Sections 401(a) and 501(a) of the Code. Purchaser and Seller agree to "clone" any guaranteed investment contracts ("GICs") so that such contracts may be transferred to the trust maintained under Purchaser's Savings Plan. The costs associated with "cloning" such GICs shall be deemed to be a transfer fee, and shall be paid pursuant to the terms of
Section 10.8 hereof. Such transferred assets shall be in cash or, to the extent mutually agreed upon by Purchaser and Sellers, in kind (including the "cloned" GICs), and shall also include any promissory notes evidencing outstanding loan balances of the Transferred Employees. As of such transfer date, Purchaser shall be liable for the payment of the benefits accrued by and transferred in respect of the Transferred Employees under Sellers' Savings Plan; provided, however, that Purchaser assumes no liability for the valuation of the accounts of the Transferred Employees under Sellers' Savings Plan.

          (e) Flex Plans. Effective as of the Closing Date, Purchaser will establish a Code Section 125 flexible benefits program ("Purchaser's FSA") providing benefits that are the same as those available under the JPS Textile Group, Inc. Flexible Benefits Program ("Sellers' FSA"). Effective as of the Closing Date, Purchaser shall assume all obligations to pay all unpaid claims of the Employees and Covered Employees participating in Sellers' FSA as of the Closing Date. Each Employee and Covered Employee shall be credited as of the Closing Date under Purchaser's FSA with the amounts available for reimbursement for each elected benefit equal to such amounts as were credited under Sellers' FSA with respect to such person immediately prior to the Closing Date. The Purchaser shall give effect under Purchaser's FSA to calendar year 1994 salary reduction elections made by Transferred Employees with respect to Sellers' FSA and no new benefit elections for 1994 will be allowed to the Transferred Employees except as otherwise provided by Purchaser's FSA in the event of a change in family circumstances. The Closing Statement shall reflect, (i) as a credit to the Sellers, the excess, if any, of (A) the aggregate claims paid under Sellers' FSA to Employees and Covered Employees from January 1, 1994 through the Closing Date over (B) the aggregate amount of payroll withholding related to Sellers' FSA with respect to such persons during such period, and (ii) as a credit to the Purchaser, the excess, if any, of (A) the aggregate amount of payroll withholding related to Sellers' FSA with respect to Employees and Covered Employees from January 1, 1994 through the Closing Date over (B) the aggregate claims paid under Sellers' FSA to such persons during such period.

          (f) Nothing herein expressed or implied shall confer upon any Transferred Employee, Covered Employee or other current or former employee of Sellers, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

          (g) Purchaser shall provide Sellers with a list of each Transferred Employee who terminated employment with the Purchaser during the calendar year, including such employee's name, social security number and hours of service with the Purchaser during such calendar year upon Sellers' request in accordance with Section 9.1,
(i) within sixty (60) days following the end of each of the next five calendar years or (ii) in connection with the confirmation of the termination of employment of a Transferred Employee.

          6.4 Insurance. Sellers shall provide Foamex within a reasonable time subsequent to the date hereof with a list of all policies of title, liability, fire, workers' compensation and other forms of insurance insuring the products, properties, assets and operations of the Business or the business of Cramerton for the period from June 1, 1990 through June 1, 1991.

          6.5 Name. From and after the Closing Date and consistent with the terms hereof, Purchaser shall possess, to the exclusion of Sellers and its Affiliates, all rights to the use of the names or marks listed on Schedule 4.12 hereto, and all logos listed on Schedule
4.12 hereto, in connection with the business of manufacturing and distributing the products, whether currently or in the future, manufactured and distributed by the Business. Sellers shall change the name of all subsidiaries of Sellers which contain one of the names or marks listed on Schedule 4.12 hereto, or a derivative thereof using the phrase "Automotive" or a derivative thereof, to a name which is not so listed, or similar to a name so listed using the phrase "Automotive" or a derivative thereof, as promptly as practicable following the Closing Date.

          6.6 Further Assurances; Cooperation and Assistance. From time to time, at Purchaser's reasonable request, Sellers will (and will cause their officers, directors, employees, affiliates and agents
to) execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to (i) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Purchaser of the Transferred Assets, (ii) convey, transfer to and vest in Purchaser and to put Purchaser in possession and operating control of all or any part of the Transferred Assets, including, without limitation, cooperating with and assisting Purchaser in the prosecution of any claims and in the collection or reduction to possession of accounts receivable and all the other Transferred Assets and (iii) prepare audited or unaudited financial statements and other documents required to be filed by Purchaser with the Securities and Exchange Commission. Sellers hereby agree that all out-of-pocket expenses incurred in connection with the matters set forth in clause (ii) above shall be borne by them, and all other costs incurred in clauses (i) and (iii) shall be borne by Purchaser.

          6.7 Nondisclosure. (a) From and after the Closing Date, Sellers will not use, divulge, furnish or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any proprietary, material non-public, confidential or secret aspects of the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) and Sellers will cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Business; provided, however, that nothing herein shall prohibit Sellers from (i) complying with any order or decree of any court of competent jurisdiction or governmental authority, but Sellers will give Purchaser timely notice of the receipt of any such order or decree, or (ii) disclosing such information to the extent necessary to the lenders under the Seller Credit Agreement, the Cramerton Credit Agreement or the CIT Agreement as it relates to the Business, and provided, further, that the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

          (b) Sellers shall (i) promptly, but in no event more than three business days following execution of this Agreement, deliver to Foamex a list of all confidentiality agreements entered into between any of the Sellers and Cramerton and any third party, in the period from April 28, 1994 through the date of this Agreement, and (ii) prior to the Closing Date, Sellers shall cause to be delivered to Purchaser and Foamex a list of all confidentiality agreements entered into between any of the Sellers and Cramerton with any third party, pursuant to which confidential or proprietary information relating to the Business was provided to a third party. After the Closing Date, upon the reasonable request of Purchaser, Sellers shall (i) cooperate with Purchaser, at Purchaser's request, in enforcing the terms of such confidentiality agreements, and (ii) to the extent any of such confidentiality agreements are assignable by Sellers thereunder, assign all of Sellers' rights thereunder to Purchaser.

          6.8 No Solicitation. Neither the Sellers nor any of their respective officers or directors shall, and the Sellers shall direct and otherwise use their best efforts to cause their employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, (a) solicit any inquiries or proposals by, or (b) except as considered appropriate by the Board of Directors of JPS in the exercise of its fiduciary duties after having received the advice of Weil, Gotshal & Manges, enter into any discussions or negotiations with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any corporation, partnership, person or other entity or group in connection with any possible proposal regarding a sale of the Sellers' capital stock or a merger, consolidation, or sale of all or a substantial portion of the Business which is material to the Business, or any similar transaction. In the event the Board of Directors of JPS approves any of the actions set forth in clause (b) of the immediately preceding sentence, or any of the Sellers receives a proposal, whether or not legally binding, for all or substantially all of the Business, Sellers shall (i) not disclose any confidential information to such Person, unless such Person has entered into a confidentiality agreement with Sellers on substantially the same terms and conditions as the confidentiality agreement entered into with Foamex, other than with respect to paragraph 7 contained therein, and at such time as Sellers or such Person have entered into a confidentiality agreement, Sellers shall inform Foamex of the existence of such confidentiality agreement and the proposal to which it relates (but not the identity of the person making the proposal or any of the terms and conditions of the proposal), and (ii) promptly after Sellers are advised by counsel that they are no longer required pursuant to their fiduciary duty or by the terms of any such offer or proposal to keep such information confidential, but no later than three (3) business days prior to the effective date of termination of this Agreement, deliver a copy of such confidentiality agreement to Foamex and inform Foamex of the existence of such proposal and the material terms and conditions thereof.

          6.9 Non-Competition. (a) Except as set forth in Schedule 6.9(a), Sellers agree that for four (4) years from and after the Closing Date, neither they, nor any of their subsidiaries or Affiliates, shall directly or indirectly, as a partner, joint venturer, manager, manufacturer, retailer or otherwise, engage in North America, South America or Central America in any business in competition with the Business, including the business of Cramerton, or own stock or otherwise have an interest in or be affiliated with any person, corporation, firm, partnership or other entity engaged in such business (except as a stockholder holding less than 10% of the stock of a publicly-owned corporation).

          (b) None of the Sellers will, for a period of two (2) years from the Closing Date, solicit for hire any of the persons listed as "Key Employees" in Schedule 6.9(b) hereto, without the prior written consent of Purchaser.

          (c) Sellers agree that a violation of Section 6.9(a) or 6.9(b) will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Sellers from doing or continuing to do any such act and any other violations or threatened violations of Section 6.9 hereof.

          (d) The Sellers acknowledge and agree that the covenants set forth in this Section 6.9 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and

(ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (d), any of the provisions of this Section 6.9 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

          6.10 Sums Received in Respect of Business. Sellers shall pay or cause to be paid over to Purchaser, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Transferred Assets other than the consideration received by Sellers as set forth in Section 2.2 hereof and other amounts paid to Sellers by Purchaser pursuant to this Agreement.

          6.11 Access and Information. Each of the Sellers shall, and shall cause Cramerton to, afford to Foamex and to Foamex's accountants, counsel and other representatives full and reasonable access, during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date, to all of its properties, books, contracts, commitments, records and personnel which relate to the Business (including the business of Cramerton) and, during such period, Sellers shall, and shall cause Cramerton to, furnish promptly to Foamex (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws which relate to the Business (including the business of Cramerton), and (ii) all other information concerning its business, properties and personnel which relate to the Business (including the business of Cramerton) as the other may reasonably request. Foamex shall hold, and shall cause its employees and agents to hold, in confidence all such information in accordance with the terms of this Agreement.


                                  ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS

          The obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          7.1 Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this
Agreement, without giving effect to any qualification as to materiality contained in any particular representation or warranty, shall be true and correct on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby and to the extent any such breach together with all other such breaches does not constitute a Material Adverse Effect, and Purchaser shall have performed in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          7.2 Certificates. Purchaser shall have furnished Sellers with such certificates, dated the Closing Date, of Purchaser's officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers.

          7.3 Corporate Documents. Sellers shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

          7.4 Legal Opinion. Sellers shall have received the opinion of Willkie Farr & Gallagher, counsel to Purchaser, substantially in the form of Exhibit M hereto.

          7.5 Consents. All consents, Permits, Cramerton Permits, authorizations, approvals and waivers from governmental authorities, stockholders or other parties which are listed on Schedule 7.5 hereto shall have been obtained.

          7.6 No Governmental Proceedings or Litigation. No suit, action, investigation or other proceeding by any governmental authority or other person or any other legal or administrative proceeding shall have been instituted or threatened which would make illegal, or prevent, or question the validity or legality of, the transactions contemplated hereby or which seeks material damages in respect thereof.

          7.7 Fairness Opinion. Sellers shall have received a duly executed opinion from C.J. Lawrence/Deutsche Bank Securities
Corporation to the effect that the transactions contemplated hereunder are fair from a financial point of view to JPS's bondholders and stockholders.

          7.8 Solvency Opinions. (a) JPS shall have received a duly executed opinion from Houlihan, Lokey, Howard & Zukin ("Houlihan, Lokey") to the effect that, upon consummation of the transactions contemplated hereby, the fair value of JPS's assets will exceed the sum of its stated and contingent liabilities.

          (b) JPS shall have received a copy of the opinion from Houlihan, Lokey addressed to JPS to the effect that, upon consummation of the transactions contemplated hereby, the fair value of Purchaser's assets will exceed the sum of its stated and contingent liabilities.

          7.9 Expiration of HSR Act Waiting Period. All applicable waiting periods in respect of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

          7.10 Consummation of Seller Credit Agreement. Sellers shall have successfully consummated an amendment to the Seller Credit Agreement on terms which are reasonably acceptable to Sellers and substantially the same as those set forth in the term sheet attached hereto as Exhibit N.

          7.11 Amendment to CIT Agreement. Sellers shall have successfully consummated an amendment to the CIT Agreement on terms which are reasonably acceptable to Sellers and substantially similar to those set forth in the term sheet attached hereto as Schedule 7.11.

          7.12 Permitting Costs. The costs, fees and expenses (other than those subject to Section 9.2) for the modification of the Business in connection with the transfer of the Permits as set forth in Section 10.8(a)(iii)(C) shall not exceed $150,000, except to the extent paid by Purchaser.


                                  ARTICLE VIII

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          8.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality contained in any particular representation or warranty, on the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby and to the extent any such breach together with all other such breaches does not constitute a Material Adverse Effect, and Sellers shall have performed in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

          8.2 Certificates. Sellers shall have furnished Purchaser with such certificates, dated the Closing Date, of Sellers' officers, directors and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Purchaser.

          8.3 Section 1445 Certificate. Each Seller shall have furnished Purchaser with a certificate that such Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

          8.4 Corporate Documents. Purchaser shall have received from Sellers certified copies of the resolutions duly adopted by the respective boards of directors of Sellers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          8.5 Legal Opinion. Purchaser shall have received the opinion of Weil, Gotshal & Manges, counsel for the Sellers, substantially in the form of Exhibit O hereto.

          8.6 Consents. All consents, Permits, Cramerton Permits, authorizations, approvals and waivers from governmental authorities, stockholders or other parties which are listed on Schedule 8.6 hereto shall have been obtained, which consents shall include the consent to the subsequent transfer of the Transferred Assets to a partnership beneficially owned by Foamex.

          8.7 No Governmental Proceedings or Litigation. No suit, action, investigation or other proceeding by any U.S. governmental authority or other person or any other legal or administrative proceeding shall have been instituted or threatened which would make illegal, or prevents, or questions the validity or legality of, the transactions contemplated hereby or which seeks material damages in respect thereof.

          8.8 Financing. (a) Purchaser shall have successfully consummated each of the Senior Notes Offering and Purchaser Credit Agreement on terms which are reasonably acceptable to Purchaser and substantially similar to those set forth in the term sheets attached hereto as Exhibits I (including that certain letter agreement related thereto) and J, respectively; (b) Foamex L.P. shall have entered into an amendment to the terms of its credit facility, on terms and conditions reasonably acceptable to Foamex L.P. and substantially similar to those set forth in the term sheet attached hereto as Exhibit R; and (c) Foamex or its Affiliates shall have privately placed up to $60 million initial proceeds of discount debentures and warrants on terms and conditions acceptable to Foamex and substantially similar to those set forth in the term sheet attached hereto as Exhibit S (including that certain letter agreement related thereto).

          8.9  Amendment to Cramerton Agreements.  The Cramerton
Agreements shall have been amended on terms and conditions reasonably acceptable to Foamex in the manner set forth in Schedule 8.9.

          8.10 Consummation of Agreement with CIT. Purchaser shall have successfully consummated a loan and security agreement with CIT on terms which are reasonably acceptable to Purchaser and substantially similar to those set forth in the term sheet attached hereto as Schedule 8.10.

          8.11 No Material Adverse Change. Since January 29, 1994, there shall have been no event or occurrence which has resulted in a material adverse effect to any of the individual properties listed on
Schedule 4.3(a) or 4.4 hereto (without regard to any recovery of insurance proceeds related thereto) or any Material Adverse Change.

          8.12 Solvency Opinion. (a) Purchaser and Foamex shall have received a duly executed opinion from Houlihan, Lokey to the effect that, upon consummation of the transactions contemplated hereby, the fair value of Purchaser's assets will exceed the sum of its stated and contingent liabilities.

          (b) Purchaser shall have received a copy of the opinion from Houlihan, Lokey addressed to Foamex to the effect that, upon consummation of the transactions contemplated hereby, the fair value of JPS's assets will exceed the sum of its stated and contingent liabilities.

          8.13 Title Insurance (a) Purchaser shall be able to obtain title insurance from a reputable and financially sound title insurance company ("Title Company") for all of the Owned Real Property and for the Lease identified as item 1 on Schedule 4.3(a) hereto in form and substance reasonably satisfactory to Purchaser; (b) Purchaser shall be able to obtain title insurance from Title Company for the Cramerton Real Property insuring that Cramerton is the fee owner of the Cramerton Real Property together with a non-imputation endorsement and otherwise in form and substance reasonably satisfactory to Purchaser;
(c) Purchaser shall be able to obtain title insurance from Title Company with respect to the easements described on Schedule 8.13 hereto insuring that Cramerton is the owner of such easements together with a non-imputation endorsement and otherwise in form and substance reasonably satisfactory to Purchaser; and (d) the title insurance policies referenced in this Section 8.13 shall be deemed to be in form and substance reasonably satisfactory to Purchaser and be deemed obtainable only if such title policies are available from the Title Company at the then prevailing premium rates and do not contain any exceptions to title other than Permissible Liens.

          8.14 Estoppel Letter. Purchaser and Foamex shall have received letters, dated as of the date of the Final Prospectus and as of the Closing Date, from Sellers to the effect that all additional disclosure reasonably requested by Sellers pursuant to Section
9.2(a)(iii) to be included in the Final Prospectus has been so included.


                                   ARTICLE IX

                    CERTAIN ACTIONS BY SELLERS AND PURCHASER
                                AFTER THE CLOSING

          9.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, subject to
Section 10.11 hereof, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. Sellers may require certain financial information relating to Auto or the

Division for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign tax returns and other governmental reports, and Purchaser agrees to furnish such information to Sellers at reasonable request and Sellers shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by Purchaser in connection with providing such information.

          9.2  Indemnifications.

          (a) By Sellers. Sellers shall indemnify and hold harmless Foamex, Purchaser and their successors and assigns from and against any and all demands, claims (whether legal or equitable in nature), penalties, actions or causes of action, assessments, deficiencies, damages, injunctive relief, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding or investigation brought against Purchaser) (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of or inaccuracy in (determined without regard to any materiality standard or any environmental matter disclosed in any schedule or elsewhere) any representation or warranty made by Sellers pursuant to this Agreement and/or the Ancillary Agreements (including, without limitation, the Schedules, Exhibits, Annexes and certificates delivered hereunder and thereunder); (ii) the failure of Sellers to comply with any of the covenants contained in this Agreement or the Ancillary Agreements which are required to be performed by Sellers; (iii) any claim made by any purchaser or holder of the Senior Notes and/or any underwriter of the Senior Notes based on alleged material misstatements or material omissions with respect to information contained in the Final Prospectus; provided, however, such indemnity shall not extend to any claims based on information which has been marked as to be excluded (the "Excluded Information") in the draft of the prospectus dated May 20, 1994 and attached hereto as Exhibit P; provided further, however, Purchaser shall not be entitled to any indemnity pursuant to this clause (iii) if Sellers have not had the opportunity to include any additional reasonable disclosure or other information in the Final Prospectus relating to the information in Exhibit P other than Excluded Information, but only to the extent that such Damages arise out of the failure to include such information requested by Sellers in the Final Prospectus; (iv) the failure by Sellers to pay any liability arising on or prior to the Closing Date and relating to the Business other than an Assumed Liability; (v) without duplication of clause (iv), the failure by Sellers to pay any liability for income taxes or franchise taxes imposed on net income for which Sellers are liable, or relating to the Transferred Assets which are attributable to any taxable period or portion thereof ending on or prior to the Closing Date; and (vi) 80% of any and all Cramerton Excluded Liabilities.

          (b) By Purchaser. Purchaser shall indemnify and hold harmless Sellers and their respective successors and assigns from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of or inaccuracy in (determined without regard to any materiality standard) any representation or warranty made by Purchaser pursuant to this Agreement and/or the Ancillary Agreements (including, without limitation, the Schedules, Exhibits, Annexes and certificates delivered hereunder and thereunder); (ii) the failure of Purchaser or Foamex to comply with any of the covenants contained in this Agreement or the Ancillary Agreements which are to be performed by Purchaser or Foamex; (iii) any other claim, liability, obligation or commitment of any nature which is assumed by Purchaser pursuant to this Agreement (including, without limitation, pursuant to Section 2.1); (iv) the operation of the Business by Purchaser or its successors and assigns (other than with respect to the Excluded Assets or any liabilities attributable to any period on or prior to the Closing Date and which are not Assumed Liabilities) from and after the Closing Date; and (v) any claim made by any purchaser or holder of the Senior Notes and/or any underwriter of the Senior Notes based on alleged material misstatements or material omissions with respect to Excluded Information (other than that set forth under the caption "Underwriting" or information relating to stabilization by the Underwriters) contained in the Final Prospectus.

          (c) By Foamex. Foamex shall indemnify and hold harmless Sellers and their respective successors and assigns from and against any and all Damages incurred in connection with or arising out of or resulting from any breach of or inaccuracy in (determined without regard to any materiality standard) any representation or warranty made by Foamex pursuant to this Agreement (including, without limitation, the Schedules, Exhibits, Annexes and certificates delivered hereunder and thereunder).

          (d) Claims by Third Parties. Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor (an "Action"), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may other-wise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which the indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. To the extent that indemnitor assumes the defense as set forth in the preceding sentence, then such assumption of the defense shall constitute an agreement that the Action is a proper matter for indemnification pursuant to this Section 9.2, except to the extent that indemnitee is not prejudiced by such assumption and the conduct of such defense. Notwithstanding the assumption of the defense of any such Action by the indemnitor, each indemnified party shall have the right to employ separate counsel and to participate in the defense of such Action, and the indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel to such indemnified party if:
(a) the indemnitor shall have agreed to the retention of such separate counsel, (b) the defendants in, or target of, any such Action include more than one indemnified party or both an indemnified party and the indemnitor, and the indemnified party shall have concluded that representation of such indemnified party and the indemnitor by the same counsel would be inappropriate due to actual or, as reasonably determined by such indemnified party's counsel, potential differing interests between them in the conduct of the defense of such Action, or if there may be legal defenses available to such indemnified party that are different from or additional to those available to the other indemnified party or to the indemnitor, or (c) the indemnitor shall have failed to employ counsel reasonably satisfactory to such indemnified party within a reasonable period of time after notice of the institution of such Action. If such indemnified party retains separate counsel in cases other than as described in clauses (a), (b) or (c) above, such counsel shall be retained at the expense of such indemnified party. Except as provided above, it is hereby agreed and understood that the indemnitor shall not, in connection with any Action in the same jurisdiction, be liable for the fees and expenses of more than one counsel for all such indemnified parties (together with appropriate local counsel). The party from whom indemnification is sought shall not, without the written consent of the party seeking indemnification (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment that does not include an unconditional release of the party seeking indemnification from all liabilities with respect to such claim.

          (e) Other Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought.

          (f) Limitations on Indemnification. Notwithstanding any other provision of this Agreement, none of the parties hereto shall be entitled to indemnification pursuant to this Section 9.2 for any Damages arising out of the breach of any representation, warranty, covenant or agreement made by the other party in this Agreement except as follows: (i) with respect to any Damages resulting from a failure by either Sellers or Purchaser to perform any covenants under this Agreement or the Ancillary Agreements, the party seeking such indemnification shall be entitled to the full amount of Damages resulting therefrom; (ii) with respect to any Damages resulting from a breach of any of the representations and warranties by Sellers, Foamex or Purchaser, (and in the case of obligations of Sellers in respect of environmental matters pursuant to Section 10.8(a) hereof), Foamex, Purchaser or Sellers, as the case may be, shall be entitled to indemnification, or payment (in the case of such obligations), for only those Damages which arise out of all such breaches and such obligations which are in excess of $2,000,000 (it being agreed that Purchaser or Sellers, as the case may be, shall bear the first $2,000,000 of Damages arising from such breaches or alleged breaches and such obligations; provided, however, with respect to Damages and such obligations which in the aggregate are in excess of $2,000,000 but less than $3,000,000, then such Damages and such obligations shall be borne 50% by Sellers and 50% by Purchaser; and provided further, however, that such limitations in this clause (ii) shall not apply to Damages resulting from a breach of Sections 4.1(a); 4.2; 4.10(a)(i); 4.14; 4.24(a), (b), (c), (d)(i) and (g); 5.1(a), (b), (c)(i) and (f);
and 5.2(a), (b) and (c)(i); and (iii) unless the party seeking such indemnification shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire pursuant to Section 10.2, except that if a claim arises under a representation or warranty and a notice of such claim is given prior to the expiration of the survival period, then such representation or warranty shall not terminate with respect to such claim until indemnification thereof (if any is owing) shall have been made in accordance with the provisions of this Agreement. Notwithstanding the foregoing, no payment for Damages hereunder shall be made by either party if and to the extent that such Damages have been included in the Purchase Price adjustment set forth in Section 2.3 hereof. Purchaser and Foamex hereby agree that if Foamex makes a claim for any Damages and seeks indemnification from Sellers pursuant to this Section 9.2, then Sellers shall have available all of the defenses, claims, and counter-claims (as relates to Foamex only, not to exceed the amount of the claim, unless otherwise covered by the guaranty set forth in
Article XI hereof) available to them against Foamex as they would have against Purchaser. In addition, to the extent any payments are to be made by Sellers to Foamex pursuant to this Section 9.2, Purchaser and Foamex hereby agree that such payment will discharge all obligations Sellers have with respect to Purchaser in connection therewith. In no event will either party be liable under or with respect to this Agreement for any Damages or any portion of any Damages arising out of the breach of any representation or warranty in excess of $263,750,000 in the aggregate; provided, however, that Sellers shall not be liable for such Damages resulting from a claim or claims described in Section 9.2(a)(iii) aggregating in excess of $150,000,000; provided further, however, Purchaser shall not be liable for such Damages resulting from a claim or claims described in Section 9.2(b)(v) aggregating in excess of $180,000,000.

          (g) Each party hereto acknowledges and agrees that, after the Closing Date, except as set forth in Sections 2.2(b), 2.3, 6.5, 6.6., 6.7, 6.8, 6.9, 9.4, 10.12, 10.13 and 10.14 and Article XI, its
sole and exclusive legal remedy with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9.2. Nothing contained in this paragraph (g) hereto shall be deemed to limit any equitable remedies of the parties hereto.

          (h) Environmental Costs. (i) Purchaser, Foamex, and Sellers agree that (A) this Agreement provides Purchaser, Foamex and their successors or assigns with their sole and exclusive remedy for any and all Environmental Claims, Environmental Costs and Liabilities, and Damages arising out Environmental Claim or Environmental Costs and Liabilities that Purchaser, Foamex and their successors or assigns has or may in the future have against Sellers or Cramerton from the beginning of the world, whether known, unknown, or unknowable, with respect to the Business and the Transferred Assets ("Environmental Losses"); and (B) except as provided in the Agreement, Purchaser, Foamex and their successors or assigns forever waive any right either or both have or may in the future have against Sellers or Cramerton to recover for, on, or against any and all Environmental Losses.

          (ii) Notwithstanding any other provision of this Agreement to the contrary, Sellers shall have no obligation to Purchaser or Foamex under Section 9.2(a)(i) or 10.8(a) for Environmental Claims, Environmental Costs and Liabilities, and Damages arising out of Environmental Claims and Environmental Costs and Liabilities unless, and only to the extent that, after the Closing Date Purchaser or Foamex incurs, undertakes to incur, or becomes liable to incur reasonably necessary costs:

          (A) to respond at or on the Transferred Assets to a Release of any Contaminant that occurred at, on, or under the Transferred Assets prior to the Closing Date;

          (B) to bring the Business from any non-compliance with Environmental Laws prior to the Closing Date into compliance with all Environmental Laws that may continue in effect after the Closing Date;

          (C) to respond to any Legal Proceedings under Environmental Laws that may continue in effect after the Closing Date or Environmental Claims arising from or relating to (i) any underground storage tanks which may exist on the Transferred Assets as of the Closing Date; or (ii) Legal Proceedings pertaining to Environmental Permits which proceedings were commenced prior to the Closing Date;

          (D) to respond to any Legal Proceedings under Environmental Laws or Environmental Claims brought by third parties relating to matters involving the truth and accuracy of the representations and warranties in Section 4.15 of this Agreement as of the Closing Date; or

          (E) to investigate breach of a representation or warranty under Section 4.15.

          (iii) For purposes of this Section 9.2(h), "reasonably necessary costs" shall mean those costs that are

          (A) incurred or to be incurred pursuant to or in response to allegations of violations of Environmental Laws which laws continue in effect after the Closing Date;

          (B)  consistent with custom and good business practice; and

          (C) consistent with the most cost-effective means allowable by all applicable Governmental Agencies which means are consistent with good business practice;

          Such reasonably necessary costs shall be the sole basis for calculating Damages constituting or arising out of Environmental
Claims or Environmental Costs and Liabilities pursuant to Sections 9.2(f) and 10.8(a).

          (iv) Notwithstanding any other provision of the Agreement to the contrary, Sellers shall have no obligation to Purchaser or Foamex for (A) costs associated with implementing standards for the protection of the environment, human health, or safety that come into effect after the Closing Date and that are more stringent than standards in effect prior to the Closing

Date, or (B) costs associated with obtaining or renewing any Permit for the coal-fired boiler at the facility operated by Cramerton.

          (v)  Sellers shall have no obligation pursuant to this
Section 9.2(h) unless Purchaser or Foamex provides Sellers with prompt notice of any Environmental Claim against Purchaser or Foamex, or any event or occurrence for which Seller may be required to indemnify and hold harmless Purchaser or Foamex pursuant to Sections 9.2(a)(i) or 10.8(a); provided, however, that the failure of Purchaser or Foamex to provide Sellers with such prompt notice shall not relieve Sellers of their obligation under Section 9.2(h) unless and only to the extent that Sellers are materially prejudiced by such failure. Whenever feasible, all such notice shall be given to Sellers prior to Purchaser's incurring any costs described in Section 9.2(h)(ii).

          (vi) (A) Sellers shall have no obligation to indemnify or hold harmless Purchaser or Foamex pursuant to Section 9.2(a) for any reasonably necessary costs described in Section 9.2(h)(ii) actually recovered by Purchaser or Foamex (net of expenses of recovery) from any Person other than Sellers or Cramerton; provided, however that this provision 9.2(h)(vii)(A) shall not be interpreted to require Purchaser or Foamex to take steps to recover such costs from any Person other than Sellers or Cramerton.

          (B) Purchaser or Foamex, may assign to Sellers any right Purchaser or Foamex may have against any Person (other than their insurers), other than Seller or Cramerton, to recover any amounts that Sellers have paid to Purchaser or Foamex pursuant to Section 9.2(h) and such assignment shall not be unreasonably withheld by Purchaser or Foamex if such assignment does not have an adverse effect on them.

          (i) Except to the extent set forth in Section 9.2(h)(vii)(B), an indemnitor, upon the payment of any amount pursuant to this Section 9.2, shall not be subrogated to any claim of the indemnitee with respect to the Damages for which indemnification is being made. The indemnitee may, in its sole discretion, assign to the indemnitor any right the indemnitee may have against any Person (other than indemnitor's insurer) to recover any Damages for which the indemnitor has indemnified the indemnitee pursuant to Section 9.2. Such assignment shall not be unreasonably withheld by the indemnitee if such assignment does not have an adverse effect on the indemnitee.

          9.3 Bulk Sales. Purchaser waives compliance by Sellers with any applicable bulk sales statutes. Sellers indemnify Purchaser for any liabilities or losses incurred on account of the failure to comply with such statutes to the extent that such liabilities or losses are not specifically assumed by Purchaser hereunder.

          9.4 Tax Matters. (a) Sellers and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Sellers of any tax returns, elections, consents or certificates required to be prepared and filed by Purchaser or Sellers and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Sellers will each retain and provide to the other party all records and other information which may be relevant to any such Tax return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of the other party for any period. Each of Purchaser and Sellers will retain copies of all tax returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

          (b) Not later than five days before the due date for payments to be made after the Closing Date in respect of Taxes assumed by the Purchaser, but imposed on Sellers, for any taxable period or portion thereof which ends on or before the Closing Date (including, without limitation, estimated tax payments and payments to be made with Tax returns), Purchaser shall (i) deliver to Sellers (A) a schedule which sets forth in reasonable detail a calculation of the amount of such Taxes required to be paid on such due date and (B) except in the case of payments to be made with Tax returns, any documentation required to be submitted to a taxing authority with such payment, which calculation and documentation shall be accepted by Sellers unless Sellers reasonably believe that such computation or documentation would subject any Seller to a penalty, in which event the computation or documentation (as the case may be) shall be revised to avoid the potential for such penalty and (ii) pay to Sellers the amount shown on such schedule (as the same may be revised in accordance with this sentence). Sellers shall remit such amounts and submit such documentation to the appropriate taxing authority in a timely manner. Purchaser shall cause to be prepared all required Tax returns relating to Taxes assumed by the Purchaser, but imposed on Sellers, for any taxable period or portion thereof which ends on or before the Closing Date for which returns shall not have been filed as of the Closing Date and shall submit such Tax returns to Sellers not later than 20 days prior to the due date for filing thereof, determined with extensions. Sellers shall (i) approve such Tax returns for filing unless Sellers reasonably believe that such return would subject any Seller to a penalty, in which event the return will be revised to avoid the potential for such penalty and the amount remitted to Sellers shall be adjusted accordingly, and (ii) cause such returns to be timely filed. Purchaser acknowledges and agrees that it shall be required to pay additional amounts in respect of such assumed Taxes in the event any such Tax liability is increased by reason of an audit (or any administrative or judicial proceeding) or the filing of an amended return.

          (c) Any sales, recording, transfer, use or other similar taxes or fees and Excluded MSBT imposed as a result of the sale of the Business to Purchaser pursuant to this Agreement shall be paid by Sellers and/or Purchaser as set forth in accordance with Section 10.8. At the Closing, Sellers and Purchaser shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law.

          (d) Sellers shall indemnify Purchaser for any liability or obligation for (i) Taxes arising solely by reason of the inclusion of JPS Mexico in any consolidated, combined or unitary tax return that includes the Sellers for any period prior to or including the Closing Date under Treas. Reg. # 1.1502-6 (or analogous provisions of state, local or foreign law) or (ii) income taxes or franchise taxes imposed on net income in respect of taxable periods or portions thereof ending on or before the Closing Date for which JPS Mexico is liable as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written. The indemnity contained in this Section 9.4(d) shall survive to the expiration of the statute of limitations on assessment of tax (including any extension thereof) of Sellers.

          (e) The Sellers and Purchaser shall close the taxable period of JPS Mexico on the Closing Date, unless such action is prohibited by law. In any case where applicable law prohibits JPS Mexico from closing its taxable year on the Closing Date, then income taxes and franchise taxes based on net income, if any, attributable to the taxable period of JPS Mexico beginning before and ending after the Closing Date shall be allocated (i) to Sellers for the period up to and including the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. For purposes of this Section 9.4(e), such taxes for the period up to and including the Closing Date shall be determined on the basis of an interim closing of the books as of the end of the Closing Date. Sellers shall be responsible for and shall indemnify Purchaser against any income taxes and franchise taxes based on net income which are imposed on JPS Mexico (i) for the taxable periods ending on or before the Closing Date (other than a liability arising by reason of the making of a Code Section 338 election which is not made together with a Code Section 338(h)(10) election and other than as provided in section 9.4(e)), or (ii) in the case of a taxable period of JPS Mexico which includes but does not end on the Closing Date, which are allocable to Sellers pursuant to this Section 9.4(e).

          (f) Any tax sharing agreements between Sellers or any member of any affiliated, consolidated, combined or unitary group of which Sellers are members (other than JPS Mexico), on the one hand, and JPS Mexico, Cramerton, CMC or Enjema on the other, shall be terminated as of the Closing Date except for any tax sharing agreement set forth in this Agreement.

          (g) Neither Purchaser nor any Affiliate of Purchaser shall, or shall cause or permit their representatives to, communicate with any legislative, judicial or administrative branch of the government of the State of South Carolina (or any political subdivision thereof), or unless required by applicable law make any public announcement, concerning the applicability of the South Carolina Exemption to Purchaser or its Affiliates without the prior written consent of JPS and, if desired by JPS, the participation of JPS.

          (h)(i) The Purchaser will promptly notify the Sellers of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax for which Sellers are responsible pursuant to this Agreement ("Tax Claim"); and Sellers shall promptly notify the Purchaser of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax for which Purchaser is responsible pursuant to this Agreement; provided, however, that the failure by either party to so notify the other shall not relieve such other party of any liability hereunder that it may otherwise have to the indemnified party, except to the extent that the indemnifying party is materially prejudiced or forfeits substantive rights or defenses as a result of such failure.

          (ii) The Sellers shall have the exclusive right to control the conduct (including the settlement thereof) of any Tax audit or administrative or court proceeding in respect of a Tax Claim relating to (a) any consolidated, affiliated, combined, or unitary Tax return of JPS or its Affiliates which includes (1) JPS Mexico or (2) any other Tax item for which Sellers indemnify Purchaser hereunder relating to any taxable period or portion thereof ending on or before the Closing Date, and (b) any other

Tax item for which Sellers indemnify Purchaser hereunder relating to any taxable period or portion thereof ending on or before the Closing Date, provided that in the case of this clause (b) the Sellers shall have confirmed their obligation to indemnify Purchaser in respect of such Tax Claim.

          (iii) With respect to a taxable period (if any) of JPS Mexico beginning before and ending after the Closing Date, the Purchaser and the Sellers shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding relating to income tax or franchise tax based on net income and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

          (i) Except to the extent hereinafter provided, Purchaser shall assign and promptly remit (and cause any Affiliate to promptly remit) to Sellers all refunds and the amount of all credits (including interest thereon) received by or credited to Purchaser (or such Affiliate), net of Taxes paid or incurred by Purchaser (or such Affiliate) by reason of such receipt or credit, for any Taxes for which Sellers are required to indemnify Purchaser hereunder. Except to the extent hereinafter provided, Purchaser agrees that, upon the request (and at the expense) of Sellers, Purchaser shall file, or cause an Affiliate to file, a claim for refund of any Taxes for any taxable period in respect of which Sellers are required to indemnify Purchaser hereunder, provided that a reasonable basis exists for such claim for refund.

          (j) Except to the extent hereinafter provided, Sellers shall assign and promptly remit (and cause any Affiliate to promptly remit) to Purchaser all refunds and the amount of all credits (including interest thereon) received by or credited to Sellers (or such Affiliate), net of Taxes paid or incurred by Sellers (or such Affiliate) by reason of such receipt or credit, for any Taxes which Purchaser is required to assume hereunder. Except to the extent hereinafter provided, Sellers agree that, upon the request (and at the expense) of Purchaser, Sellers shall file, or cause an Affiliate to file, a claim for refund of any Taxes which Purchaser is required to assume hereunder, provided that a reasonable basis exists for such claim for refund.

          (k)(i) If the amount of the Purchase Price allocated to the shares of JPS Mexico pursuant to this Agreement shall be less than the adjusted tax basis of the Sellers in such shares, Sellers may elect, at the Sellers' sole option, to file an election under Section 338(h)(10) of the Code and under comparable provisions of state or local law with respect to the purchase of the stock of JPS Mexico (collectively, the "Election"). Purchaser shall join and shall cause any Affiliate to join, in both cases at the request of Sellers, in the Election. If the Election is made, Sellers and Purchaser shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Election. The Sellers shall notify the Purchaser in writing of their intention to file the Election no later than ten days prior to the due date for filing the Election (the "Election Notice").

          (ii) The Sellers shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. In connection with the Election Notice, the Sellers shall provide the Purchaser with copies of (i) the Internal Revenue Service Form 8023 as reasonably agreed to by the parties, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election. The Purchaser shall execute and deliver to the Sellers within five days of receipt of the Election Notice such documents or forms as are required by any tax laws to complete properly the Election. The Sellers and the Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Sellers or the Purchaser in order to timely file the Election and any other required statements or schedules. The Purchaser shall promptly execute and deliver to the Sellers any amendments subsequent to the filing of the Election to Form 8023 (and any comparable state and local forms) and attachments which are required to be filed under applicable law and are reasonably requested by the Sellers.

          (iii) The Purchaser shall comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury
Regulations thereunder. The Purchaser shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

          (iv) To the extent permitted by state and local laws, the principles and procedures of this Section 9.4(k) shall also apply with respect to an election under state or local law which is the equivalent of or comparable to a Code Section 338(h)(10) election.
The Purchaser covenants and agrees that, to the extent that an election similar to a Code Section 338(h)(10) election is optional under any state or local law, the Purchaser shall join in any such similar election as designated by the Sellers in the Election Notice.

          (l) Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers be responsible for any Tax arising by reason of any transaction taken by Purchaser or any of its Affiliates on or after the Closing Date, including without limitation the transfer of any of the Transferred Assets to an Affiliate of Purchaser.

          9.5 Mail Received After Closing. (a) Following the Closing, Purchaser may receive and open all mail and other communications addressed to Sellers or Auto or the Division and deal with the contents thereof in its discretion to the extent that such mail relates to the Business; provided that (i) Purchaser shall have no right to deal with the contents of any mail or other communication to the extent that the same are not in respect of the Transferred Assets and (ii) Purchaser shall promptly notify Sellers as to the receipt thereof and make appropriate arrangements to deliver such materials promptly to Sellers.

          (b) Following the Closing, Sellers shall promptly notify Purchaser of all mail and other communications relating to the Business addressed to Sellers or Auto or the Division and received by Sellers, and shall make appropriate arrangements to deliver such materials promptly to Purchaser.

          9.6 Insurance. Sellers shall leave in effect all insurance for a period of ten (10) years from the Closing Date which insurance was in effect at the time immediately prior to the Closing Date in respect of risks and losses relating to the conduct of the Business, including the business of Cramerton, prior to the Closing Date. Subsequent to such period, Sellers shall not surrender, terminate, or otherwise transfer such insurance without first providing Purchaser with a right of first refusal, to the extent Sellers are not prohibited by such insurance policy to grant such a right. To the extent permitted by applicable contract and law, Sellers shall assign such insurance policies, and/or all claims and other rights to enforce or assure insurance coverage to Purchaser. In addition, Sellers shall, and shall cause their respective officers, directors, employees, and agents to cooperate with Purchaser in adjusting any claim and take such further actions as Purchaser may reasonably request in order to secure the benefit of Sellers' insurance with respect to the Business.

                                   ARTICLE X

                                 MISCELLANEOUS

          10.1 Termination. Sellers may terminate this Agreement without the consent of Purchaser and Foamex if the Closing has not occurred on or before July 8, 1994 and a reason therefor is because a condition precedent to closing hereunder is not satisfied or waived, other than (a) the conditions set forth in Sections 7.5, 7.7, 7.8(a), 7.10, 7.11 and 7.12, (b) the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11, 8.12(b), 8.13 and 8.14, and
(c) any other condition to the extent the failure to satisfy such condition arises from the failure of a condition set forth in clauses
(a) or (b) of this Section 10.1. Either party may terminate this Agreement if the Closing Date has not occurred on or before July 31, 1994 and a reason therefor is because a condition precedent to such party's obligation to close hereunder is not satisfied or waived. In the event of the termination of this Agreement by either party in accordance with this Section 10.1, neither party shall have any liability hereunder of any nature whatsoever (other than pursuant to Section 10.8 below) to the other party, including any liability for damages, unless a party is in default hereunder, in which event the party in default shall be liable to the other party for such default; provided, however, that no party shall be liable hereunder for any consequential damages as a result of such termination.
Notwithstanding anything in this Agreement to the contrary, if any condition precedent specified in Articles VII or VIII is not satisfied, Sellers and Purchaser, as the case may be, in addition to any other rights which may be available to it, shall have the right to waive such condition and require the other party to proceed with the Closing. Notwithstanding the foregoing, Sellers shall have the right, at their sole option, to terminate this Agreement if Sellers shall have been advised by C.J. Lawrence/Deutsche Bank Securities Corporation that the fairness opinion to be delivered pursuant to
Section 7.7 hereof will not be so delivered.

          10.2 Survival of Representations and Warranties. (a) The respective representations and warranties made by Sellers and Purchaser, respectively, in this Agreement (including those made in the Exhibits and Schedules hereto) or in any Ancillary Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except as indicated in Section 10.2(b), each and every such representation and warranty shall expire with, and be terminated and extinguished, on and as of the Closing Date or the termination of this Agreement pursuant to Section 10.1 hereof.

          (b) Notwithstanding Section 10.2(a) above, the representations and warranties of Sellers set forth in Sections 4.1(a); 4.2; 4.10(a)(i); 4.14; and 4.24(a), (b), (c), (d)(i), and (g)
hereof and all of the representations and warranties of Purchaser set forth in Sections 5.1(a), (b), (c)(i), and (f); and 5.2(a), (b) and
(c) hereof shall indefinitely survive the execution and delivery of this Agreement and the Closing hereunder. In addition, the representations and warranties set forth in Sections 4.1(b), (c) and
(d); 4.3; 4.5; 4.6; 4.7; 4.8; 4.10(a)(ii), (b), (c) and (d); 4.11;
4.13; 4.16(c)-(k) and (m); 4.23; 4.24(d)(ii), (d)(iii), (e) and (f);
5.1(c) (ii) and (c) (iii), (d) and (e); and 5.2(c)(ii) and (c)(iii),
(d) and (e) shall remain operative until the first anniversary of the Closing Date, the representations and warranties set forth in Section
4.15 shall remain operative until the third anniversary of the Closing Date, and the representations and warranties set forth in Section 4.19 hereof shall remain operative and in full force and effect until the earlier of (i) one year after the discovery by Foamex of facts constituting a cause of action for a breach of such representations or warranties or (ii) three years after the Closing Date.

          10.3 Assignment. (a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign its rights hereunder without the prior written consent of Sellers to a wholly-owned subsidiary (which may include a corporation or partnership) of Foamex; provided, however, Purchaser and Foamex, respectively, shall not be released or discharged from its obligations, duties or liabilities under the Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of only the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.
In addition to the foregoing, Purchaser (or its successor as permitted in the second sentence of this Section 10.3) and any Affiliate of Purchaser shall have the right to assign, and reassign, all of its rights and obligations hereunder to any other Affiliate of Purchaser, and a one-time right to assign all of its rights and obligations hereunder to any other person who acquires in a sale or otherwise all or substantially all of the Transferred Assets; provided, however, a foreclosure by a creditor of Purchaser shall not be deemed an assignment for purposes of the one-time right of assignment contained herein (but shall apply to any subsequent assignment by such creditor).

          (b) Notwithstanding any provision of this Agreement to the contrary, Purchaser hereby acknowledges and agrees that Sellers may collaterally assign their respective rights, title and interest to any payments under this Agreement to General Electric Capital Corporation, as collateral agent (in such capacity, the "Collateral Agent"), pursuant to the Seller Credit Agreement and Purchaser and Foamex hereby consents to such assignment. Furthermore, Purchaser and Foamex hereby acknowledge and agree that upon receipt of written notice from the Collateral Agent that an "Event of Default" has occurred pursuant to the Seller Credit Agreement, Purchaser will tender any payments due under this Agreement to the Collateral Agent in accordance with the instructions set forth in such notice; provided, however, in the event that Purchaser tenders payment to Sellers, such payment shall be a complete discharge of Purchaser's obligation to the Collateral Agent and Purchaser and Foamex shall thereafter have no further liability to the Collateral Agent with respect to such payment.

          (c) Notwithstanding any provision of this Agreement to the contrary, Sellers hereby acknowledge and agree that Purchaser and Foamex may collaterally assign their respective rights, title and interest to any payments under this Agreement to any creditor of Purchaser or Foamex. Furthermore, Sellers hereby acknowledge and agree that upon receipt of written notice from such creditor that an "Event of Default" has occurred, Sellers will tender any payments due under this Agreement to such creditor in accordance with the instructions set forth in such notice; provided, however, in the event that Sellers tender payment to Purchaser, such payment shall be a complete discharge of Sellers' obligation to such creditor and Sellers shall thereafter have no further liability to such creditor with respect to such payment.

          10.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by facsimile (with confirmation by facsimile answer back) or mailed by certified or registered mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

          If to Sellers, addressed to:

               JPS Textile Group, Inc.
               555 N. Pleasantburg Drive, Suite 202
               Greenville, South Carolina  29607
               Attention:  David H. Taylor
               Facsimile No.:  (803) 271-9939

          With a copy to:

               Odyssey Partners, L.P.
               31 West 52nd Street, 17th Floor
               New York, New York  10019
               Attention:  Stephen Berger
               Facsimile No.:  (212) 708-0750

                         and

               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Simeon Gold, Esq.
               Facsimile No.:  (212) 310-8007

          If to Purchaser, addressed to:

               JPS Automotive Products Corp.
               29 Stevens Street
               Greenville, South Carolina  29602
               Attention:  Jerry A. Burns
               Facsimile No.:  (803) 239-2332

          With a copy to:

               Foamex International Inc.
               823 Waterman Avenue
               East Providence, Rhode Island  02914
               Attention:  Robert J. Vanaria
               Facsimile No.:  (401) 435-4205

               `21' International Holdings, Inc.
               153 East 53rd Street
               Suite 5900
               New York, New York  10022
               Attention:  Phillip N. Smith, Esq.
               Facsimile No.:  (212) 593-1363

                                  and


               Willkie Farr & Gallagher
               153 East 53rd Street
               New York, New York  10022
               Attention:  Laurence D. Weltman
               Facsimile No.:  (212) 821-8111

or to such other place with such other copies as either party may designate as to itself by written notice to the others.

          10.5 Choice of Law. The Agreement shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law).

          10.6 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all Exhibits and Schedules hereto and thereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          10.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.8 Expenses; Break-up Fee. (a) Except as set forth in Sections 2.2 hereof and 10.8(b) below, or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement; provided, however, in the event the transactions contemplated by this Agreement are consummated, then (without regard to any materiality standard or any environmental matter disclosed in any schedule or elsewhere) with respect to (i) any sales, recording, transfer, use or other similar taxes or fees or Excluded MSBT imposed as a result of the sale of the Business including the Business of Cramerton to Purchaser pursuant to this Agreement, (ii) costs and expenses incurred in connection with the splitting of the Dunean, South Carolina manufacturing facility which such costs and expenses are estimated in Schedule 10.8 hereto, and (iii) costs, fees or expenses paid in connection with (A) transferring Permits, (B) obtaining new Permits and new Cramerton Permits which shall include Permits that are temporary in nature to allow the transfer of such to Purchaser, or any subsequent Permits which are permanent in nature to enable the Purchaser to operate and continue to operate the Business or to continue to operate the Business in the manner as it is currently being conducted; provided, however, that Sellers shall not be liable for any costs of Purchasers in obtaining any new Permits or amendments to or modifications of existing Permits which are required or necessary to be obtained in the event Purchaser assigns its rights to an Affiliate beyond those which would have been required had it not done so, or (C) modification or alteration of the Business, including the business of Cramerton, the Transferred Assets and the assets of Cramerton or any capital purchase or expenditure deemed necessary and advisable by Sellers or requested or required by any Governmental Agency in order to obtain such Permit, the first $1,000,000 of such costs (other than costs under this clause (C) in respect of environmental matters and Environmental Permits which shall be governed by Section 9.2(f) and (h) hereof) which are described in clauses (i), (ii), and (iii) shall be borne 50% by Sellers and 50% by Purchaser, and any additional costs set forth in such clauses above $1,000,000 will be borne solely by Sellers; provided, however, that with respect to such costs described in clause
(ii) above, Sellers and Purchaser agree that in the event the actual cost of (x) reconfiguring the executive offices at such facility exceeds $100,000 or (y) reconfiguring and/or modifying the management information systems of Sellers with respect to the Transferred Assets exceeds $150,000, then such excess shall be borne by Purchaser.

          (b) In the event that the Closing hereunder does not occur and the transactions contemplated hereby are not consummated by reason of either (i) the fairness opinion referred to in Section 7.7 hereof not being rendered to JPS or (ii) JPS not receiving the requisite consents of its stockholders to approve the sale of the Business, then Sellers shall pay to Foamex any out-of-pocket bank or lender commitment fees and costs and expenses incurred by Foamex which are reasonably documented, the obligations with respect to which were consented to by Sellers in writing and which were actually incurred by Purchaser or Foamex.

          (c) In the event that the Closing hereunder does not occur and the transactions contemplated hereby are not consummated by reason of either (i) the failure of Purchaser to obtain title insurance for the easements referred to in Section 8.13(c) or (ii) the failure of the condition set forth in Section 7.12, which condition shall not have been waived by Sellers, then Sellers shall pay to Foamex $500,000 as a reimbursement of that much of Purchaser's bank commitment fees already paid.

          (d) To the extent that Sellers receive an offer or proposal whether or not legally binding to purchase the Business (including, but not limited to, all of the Transferred Assets and Assumed Liabilities), and a transaction involving the sale of all or substantially all of the Business is subsequently consummated with any person which is not an Affiliate of Foamex for an aggregate purchase price (which shall be calculated to include only cash, cash equivalents and the fair market value of any securities (including general partnership interests) or the assumption of debt by such person) which exceeds the Purchase Price hereunder, which transaction shall be consummated within 15 months from the date hereof, then Sellers shall pay to Foamex (i) a fee equal to $2,637,500 plus (ii) any reasonable out-of-pocket fees, costs and expenses, which were actually incurred by Purchaser or Foamex in connection with this Agreement including, without limitation, those expenses described in Section 10.8(b) hereof.

          (e) All search charges and reasonable legal fees invoiced in connection with the issuance of the title commitments or title policies described in Section 8.13(c) shall be paid by Sellers. All other search charges, reasonable legal fees and premiums charged in connection with the issuance of the title commitments or title policies obtained by Purchaser shall be paid by Purchaser.

          (f) Subject to Section 9.2(h), in connection with the capital projects contemplated by the capital expenditure budget delivered by Sellers to Purchaser and Foamex, Sellers agree to indemnify and hold harmless Purchaser and Foamex from and against the cost of any and all Remedial Action with respect to asbestos, including but not limited to removal, encapsulation, and/or post-remedial monitoring, in excess of $400,000 (up to a maximum of $250,000) actually paid by Purchaser in connection with such capital project at the Taylor, South Carolina manufacturing facility.

          10.9 Final Prospectus. Purchaser shall afford Sellers and their representatives the reasonable opportunity to review, approve and include in their sole discretion any changes to, amendments or modifications of, or additions to the information other than Excluded Information as set forth in Exhibit P hereto.

          10.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          10.11 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          10.12 Confidential Information. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except as provided herein in a dispute between the parties hereto or as required by law; provided, however, in the event the transactions contemplated hereunder are not consummated then Sellers shall be entitled to seek a protective order or such other remedy to prevent the disclosure of such confidential information to a third party. Neither Sellers, Purchaser nor their respective Affiliates shall make any public disclosure of the specific terms of this Agreement without the prior written consent of the other parties hereto, except in a dispute between parties hereto or as required by law. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other parties. Each party hereto shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or disclose such information in connection with the transactions contemplated hereby, except to advisors, lenders consultants and affiliates who also agree to treat such information as confidential. Sellers, at a time and in a manner which they reasonably determine and after prior notice to and consultation with Purchaser, may notify employees, unions, bargaining agents and the public at large of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the others all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

          10.13 Third Parties. Except as specifically set forth or referred to herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          10.14 Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser or Foamex under this Agreement, or now or hereinafter existing at law or in equity or by statute, Purchaser and Foamex shall be entitled to seek specific performance of the obligations to be performed by the Sellers in accordance with the provisions of this Agreement.

          10.15 Ancillary Documents. To the extent any Ancillary Document contains any representation or warranty that provides for different or conflicting rights, duties or obligations from those representations and warranties contained herein the provisions of this Agreement will control.


ARTICLE XI

FOAMEX GUARANTY

          11.1 Foamex hereby irrevocably and unconditionally guarantees the due and prompt payment and performance of all obligations, covenants and agreements to be performed by Purchaser to Sellers hereunder (the "Obligations"); provided, however, (a) Foamex shall not be required to guarantee (i) the performance of any Obligation of Purchaser which directly arises out of or results from the breach (without regard to any materiality standard or any environmental matter disclosed in any schedule or elsewhere) of any representation, warranty, covenant or agreement made by any Seller to Purchaser hereunder or (ii) Purchaser's Obligations under Section 9.2(b)(v) and (b) Foamex's obligation under this Section 11.1 shall expire on the second anniversary of the Closing except to the extent Sellers shall have made claims in writing against Foamex or Purchaser by the second anniversary of the Closing Date and then only to the extent made.

          11.2  The guaranty to be provided by Foamex pursuant to
Section 11.1 hereof is the exclusive remedy of Sellers against Foamex with respect to Sellers rights as against Purchaser (but not as to any rights Sellers have directly against Foamex without regard to this
Article XI) and is a guaranty of payment and performance, not merely of collection, and is independent of any other guaranty or surety of the Obligations. If the Purchaser shall fail to perform or pay any Obligation, Foamex shall pay or perform such Obligation as and when due. Foamex hereby waives (i) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor, (ii) setoff and counterclaim and (iii) any right to force the Sellers to proceed first, concurrently or jointly against the Purchaser, any other guarantor, surety or other co-obligor. Sellers hereby agree that prior to enforcing their rights of payment and performance against Foamex pursuant to Section 11.1 hereof with respect to any obligation, covenant or agreement of Purchaser, Sellers shall have (i) made demand on Purchaser to perform such obligation, covenant or agreement hereunder, (ii) given Purchaser a reasonable opportunity to comply with such obligation, covenant or agreement, and (iii) determined in its reasonable discretion that Purchaser has not or will not comply with such obligation, covenant or agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.


                         JPS TEXTILE GROUP, INC.


                         By__________________________
                           Name:
                           Title:


                         JPS AUTO INC.


                         By__________________________
                           Name:
                           Title:


                         JPS CONVERTER & INDUSTRIAL CORP.


                         By__________________________
                           Name:
                           Title:


                         JPS AUTOMOTIVE PRODUCTS CORP.


                         By__________________________
                           Name:
                           Title:

                         FOAMEX INTERNATIONAL INC., as to itself with respect to its representations, warranties and other agreements contained in this Agreement and as Guarantor of Purchaser's Obligations to Seller pursuant to Article 11 hereof


                         By__________________________
                           Name:
                           Title: